UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Owens & Minor, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No:
	(3)	Filing party:
	(4)	Date Filed:

Notice of

2016

Annual Meeting

and

Proxy Statement

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN

PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

9120 Lockwood Boulevard Mechanicsville, Virginia 23116 (804) 723-7000

March 23, 2016

Dear Shareholders:

It is a pleasure to invite you to our Annual Meeting of Shareholders on Friday, May 6, 2016 at 9:00 a.m. The meeting will be held at the corporate headquarters of Owens & Minor, Inc., 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116. Directions to our offices are on the last page of the proxy statement.

The Notice of 2016 Annual Meeting of Shareholders and Proxy Statement describe the items of business for the meeting. In addition to considering these matters, we will review significant accomplishments and events since our last shareholders’ meeting as well as future opportunities and initiatives we intend to pursue. Our Board of Directors and management team will be there to discuss items of interest and to answer any questions.

The Notice of 2016 Annual Meeting of Shareholders contains instructions on how to access our proxy materials and our 2015 Annual Report/Form 10-K over the Internet as well as how shareholders can receive paper copies of such documents, if they so desire.

You may vote your shares by the Internet or by telephone or, if you prefer, you may request paper copies of the proxy materials and submit your vote by mail by following the instructions on the proxy card. We encourage you to vote via the Internet. Whichever method you choose, your vote is important so please vote as soon as possible. All of us at Owens & Minor appreciate your continued interest and support.

Warm regards,

P. CODY PHIPPS

President & Chief Executive Officer

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please vote your shares promptly, as instructed in the Notice of Internet Availability of Proxy Materials, by the Internet or by telephone. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, May 6, 2016

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

The Annual Meeting of Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) will be held on Friday, May 6, 2016 at 9:00 a.m. at the offices of Owens & Minor, 9120 Lockwood Boulevard, Mechanicsville, Virginia.

The purposes of the meeting are:

1.	To elect the eleven directors named in the attached proxy statement, each for a one-year term and until their respective successors are elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;

3.	To conduct an advisory vote on the compensation of our named executive officers;

4.	To conduct an advisory vote on the frequency of a shareholder vote on the compensation of our named executive officers; and

5.	To transact any other business properly before the annual meeting.

Shareholders of record as of March 11, 2016 will be entitled to vote at the annual meeting.

Your attention is directed to the attached proxy statement. The Notice of Internet Availability of Proxy Materials is being distributed on or about March 23, 2016. This proxy statement, the proxy card and Owens & Minor’s 2015 Annual Report/Form10-K are being furnished on the Internet on or about March 23, 2016.

BY ORDER OF THE BOARD OF DIRECTORS

NICHOLAS J. PACE

Senior Vice President, General Counsel

& Corporate Secretary

i

Street Address	Mailing Address
9120 Lockwood Boulevard	P.O. Box 27626
Mechanicsville, Virginia 23116	Richmond, Virginia 23261-7626

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on May 6, 2016

ABOUT THE MEETING

What You Are Voting On

Proxies are being solicited by the Board of Directors for purposes of voting on the following proposals and any other business properly brought before the meeting:

Proposal 1:	Election of the eleven directors named in this proxy statement, each for a one-year term and until their respective successors are elected and qualified.

Proposal 2:	Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

Proposal 3:	Advisory vote on the compensation of our named executive officers.

Proposal 4:	Advisory vote on the frequency of a shareholder vote on the compensation of our named executive officers.

Who is Entitled to Vote

Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) as of the close of business on March 11, 2016 (the “Record Date”) are entitled to vote. Each share of the Company’s common stock (“Common Stock”) is entitled to one vote. As of March 11, 2016, 62,850,382 shares of Common Stock were issued and outstanding.

How to Vote

You can vote by the Internet, by telephone or by mail.

By Internet.    You may vote by the Internet by following the specific instructions on the Notice of Internet Availability of Proxy Materials. Shareholders who have requested a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card. We encourage you to vote via the Internet. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by the Internet.

By Telephone.    You may vote by telephone by calling the toll-free number on the proxy card and following the instructions. Shareholders will need to have the control number that appears on their notice available when voting. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by telephone.

By Mail.    Shareholders who have requested a paper copy of a proxy card by mail may submit proxies by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

However you choose to vote, you may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy by any of the methods described above, (2) giving notice in writing to the Corporate Secretary of the Company or (3) voting in person at the meeting (attendance at the meeting will not itself revoke a proxy).

What Happens if You Do Not Make Selections on Your Proxy

If your proxy contains specific voting instructions, those instructions will be followed. However, if you sign and return your proxy card by mail or submit your proxy by telephone or via the Internet without making a selection on one or more proposals, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections or given instructions and any other matter that may arise at the meeting. If no specific selection is made or instructions given, it is intended that all proxies that are signed and returned or submitted via telephone or Internet will be voted “FOR” the election of all nominees for director, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm in 2016, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers (together, the “NEOs,” and, individually, an “NEO”) and “FOR” the approval, on an advisory basis, of conducting an advisory vote on the compensation of our NEOs every year.

Whether Your Shares Will be Voted if You Don’t Provide Your Proxy

Whether your shares will be voted if you do not provide your proxy depends on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, and you do not provide your proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement, which is explained below, and will not be voted.

If you own your shares of Common Stock in street name, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their beneficial owner customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

The Company believes that only the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016 is a routine matter for which brokerage firms will have discretionary voting power if you do not give voting instructions with respect to this proposal. The proposal to elect directors as well as the proposals to approve, on an advisory basis, the compensation of our NEOs and the frequency of this advisory vote, are non-routine matters for which brokerage firms will not have discretionary voting power and for which specific voting instructions from their customers are required. As a result, brokerage firms will not be allowed to vote on these non-routine matters on behalf of their customers if the customers do not return specific voting instructions.

What Constitutes a Quorum

A majority of the outstanding shares of Common Stock present or represented by proxy constitutes a quorum. A quorum is required to conduct the annual meeting. If you vote your proxy, you will be considered part of the quorum. Abstentions and shares held by brokers or banks in street name (“broker shares”) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

The Vote Required to Approve Each Item

Election of Directors.    The affirmative vote of a majority of the votes cast at the meeting is required for the election of each director. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of votes cast “AGAINST” that nominee’s election. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of this vote.

Ratification of Appointment of KPMG LLP.    The appointment of KPMG LLP will be ratified if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions and broker non-votes will have no effect on the results of this vote.

Advisory Vote on Executive Compensation.    The compensation of our executive officers named in the Summary Compensation Table will be approved on an advisory basis if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions and broker non-votes will have no effect on the results of this vote.

Advisory Vote on Frequency of Vote on Executive Compensation.    Under Virginia law, other than the election of directors, action on a matter is approved if the votes cast “for” the matter exceed the votes cast “against” the matter, unless our articles of incorporation or Virginia law require a greater number of affirmative votes. However, because of the nature of this proposal, the advisory vote regarding the frequency (i.e., every year, every two years or every three years) of the shareholder advisory vote on the compensation of our NEOs receiving the greatest number of votes cast (i.e., a plurality) will be considered the frequency recommended by shareholders.

How to Obtain a Paper Copy of the Proxy Materials

Shareholders will find instructions about how to obtain a paper copy of the proxy materials on the notice they received in the mail about the Internet availability of proxy materials.

What it Means if You Get More Than One Notice about the Internet Availability of Proxy Materials

Your shares are probably registered differently or are held in more than one account. Please vote all proxies to ensure that all your shares are voted. Also, please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, Computershare, Inc., at 1-866-252-0358.

Costs of Soliciting Proxies

Owens & Minor will pay all costs of this proxy solicitation. The Company has retained Georgeson, LLC to aid in the distribution and solicitation of proxies for approximately $6,000 plus expenses. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation materials.

CORPORATE GOVERNANCE

General.    The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. Each year, we review our corporate governance policies and practices relative to applicable laws, including the Dodd-Frank Wall Street Reform Act and the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder or adopted by the Securities and Exchange Commission (“SEC”) and the NYSE, the exchange on which the Common Stock is listed, as well as the policies and practices recommended by groups and authorities active in corporate governance.

Corporate Governance Materials.    The Company’s Bylaws, Corporate Governance Guidelines, Code of Honor and the charters of the Audit, Compensation & Benefits, and Governance & Nominating Committees are

available on our website at http://www.owens-minor.com under “Corporate Governance.” The information available on, or that can be accessed through, our website is not a part of, or incorporated by reference into, this proxy statement.

Code of Honor.    The Board of Directors has adopted a Code of Honor that is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the members of the Board of Directors. We intend to post any amendments to or waivers from our Code of Honor (to the extent applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer, any other executive officer or any director) on our website.

Director Independence.    The Board of Directors has determined that the following Board members and/or nominees are “independent” within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines: Stuart M. Essig, John W. Gerdelman, Lemuel E. Lewis, Martha H. Marsh, Eddie N. Moore, Jr., James E. Rogers, David S. Simmons, Robert C. Sledd and Anne Marie Whittemore. To assist it in making determinations of independence, the Board has adopted categorical standards which are included in the Company’s Corporate Governance Guidelines available on our website at http://www.owens-minor.com under “Corporate Governance.” The Board has determined that all directors and/or nominees identified as independent in this proxy statement meet these standards.

Structure and Leadership of the Board.    The Board of Directors has no policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer. Instead, the Board believes that it is in the best interests of the Company for this determination to be made as part of the succession planning process when it selects a new Chief Executive Officer. During 2015, each of Mr. Phipps and Mr. Bierman served part of the year as President & Chief Executive Officer while Craig R. Smith, our former Chief Executive Officer until he stepped down in 2014, continued to serve as Executive Chairman and, effective August 1, 2015, as non-executive Chairman of the Board. The Board believes that maintaining Mr. Smith as Chairman of the Board is in the best interests of the Company because it preserves continuity in the operation of the Board, continues to promote our unique corporate culture and provides a strong source of institutional knowledge and history of operations of the Company. The Board believes that the separation of the Chairman and Chief Executive Officer roles also currently serves the best interests of the Company by allowing a seasoned former CEO of the Company to lead the board while our current CEO focuses on the Company’s day-to-day operations and the implementation of strategic initiatives. Our Corporate Governance Guidelines also provide for the annual election of an independent lead director to, among other things, preside at board meetings in the absence of the Chairman, preside at meetings of the independent directors and advise the Chairman and the board committee chairmen with respect to agendas and information requirements relating to the Board and committee meetings. The Board believes that the independent lead director enhances communications between board members (including the Chairman) and committees as well as the overall functioning of the Board’s leadership.

Majority Vote Requirement for Election of Directors.    The Company’s Bylaws and Corporate Governance Guidelines provide for the election of directors by majority vote in uncontested elections. Under the Company’s Corporate Governance Guidelines, with respect to director nominations, the Board will only nominate those incumbent directors who submit irrevocable resignations effective upon the failure of such director nominee to receive the required vote for re-election and Board’s acceptance of such resignation. In the event an incumbent director fails to receive a majority of the votes cast, the Governance & Nominating Committee (or such other committee designated by the Board) will make a recommendation to the Board as to whether to accept or reject the resignation. The Board must act on the resignation, taking into account the Governance & Nominating Committee’s recommendation, and publicly disclose its decision regarding the resignation, including, if applicable, its rationale for rejecting a resignation, in a press release and an appropriate disclosure with the SEC within 90 days following certification of the election results. The Governance & Nominating Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board’s Role in Risk Oversight.    The Board of Directors currently administers its risk oversight function through the full Board and not through a separate risk committee of the Board. However, each of the Audit Committee, the Compensation & Benefits Committee and the Governance & Nominating Committee oversees the specific financial, compensation and governance risks, respectively, relating to its functions and responsibilities and reports on these matters to the full Board. The Board performs its risk oversight function through regular reporting by the Board committees as well as the officers and management-level personnel who supervise the day-to-day risk management activities of the Company.

Risk Assessment of Compensation Programs.    With respect to our overall compensation programs, Company management reviews our compensation policies and practices each year to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. As part of this assessment and with assistance and guidance provided by independent compensation consultant Semler Brossy Consulting Group, LLC (“Semler Brossy”), we reviewed the design and features of our compensation and benefits programs and policies, potential risks that could be created by these programs and features of our programs and corporate governance policies that help to mitigate risk. Semler Brossy reviewed and discussed the results of the assessment with the Compensation & Benefits Committee. Based on this review and assessment, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE GOVERNANCE & NOMINATING COMMITTEE

The Governance & Nominating Committee is composed of five directors, all of whom are independent. The Governance & Nominating Committee met six times during 2015. Much of the Committee’s time was devoted to CEO succession planning in preparation for the retirement plans of president and chief executive officer James Bierman. After a comprehensive search process, the Governance & Nominating Committee met in May to consider and recommend for approval by the Board, P. Cody Phipps, as the Company’s next president and chief executive officer and as a member of the Board of Directors effective July 1, 2015. During the latter half of 2015, the committee also reviewed and recommended for Board approval several other changes in the executive management team as presented by Mr. Phipps. During 2015, the Governance & Nominating Committee also addressed several corporate governance matters, including appropriate compensation for Mr. Smith in his capacity as a non-executive chairman of the Board, review of its charter and the Corporate Governance Guidelines and a new format for the annual Board assessment process.

THE GOVERNANCE & NOMINATING

COMMITTEE

Martha H. Marsh, Chairman

Lemuel E. Lewis

Eddie N. Moore, Jr.

James E. Rogers

Robert C. Sledd

BOARD MEETINGS

The Board of Directors held seven meetings during 2015. All directors attended at least 75% of the meetings of the Board and committees on which they served. The Company’s Corporate Governance Guidelines provide that, absent unusual or unforeseen circumstances, directors are expected to attend each annual meeting of shareholders. All directors attended the 2015 Annual Meeting of Shareholders.

Under the Company’s Corporate Governance Guidelines, the independent directors meet in executive session after each regularly scheduled Board meeting. These meetings are chaired by a lead director who is elected annually by the non-management directors following each annual meeting of shareholders. Anne Marie Whittemore was elected in 2015 to serve as lead director and preside over these executive sessions. As lead director, Ms. Whittemore is also invited to participate in meetings of all Board committees but is permitted to vote only in meetings of committees of which she is a member. Shareholders and other interested parties may contact the lead director by following the procedures set forth in “Communications with the Board of Directors” on page 10 of this proxy statement.

COMMITTEES OF THE BOARD

The Board of Directors currently has the following committees, which the Board established to assist it with its responsibilities:

Audit Committee:    Oversees (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Company’s independent registered public accounting firm, (iv) the performance of the Company’s independent registered public accounting firm and internal audit functions and (v) issues involving the Company’s ethical and legal compliance responsibilities. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The Board of Directors has determined that each of Lemuel E. Lewis and Eddie N. Moore, Jr. is an “audit committee financial expert,” as defined by SEC regulations and that each member of the Audit Committee is financially literate under NYSE listing standards. All members of the Audit Committee are independent as such term is defined under the enhanced independence standards for audit committees in the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder as incorporated into the NYSE listing standards and under the Company’s Corporate Governance Guidelines.

Compensation & Benefits Committee:    Administers executive compensation programs, policies and practices. Advises the Board on salaries and compensation of the executive officers and makes other studies and recommendations concerning compensation and compensation policies. May delegate authority for day-to-day administration and interpretation of compensation plans to certain senior officers of the Company (other than for matters affecting executive officer compensation and benefits). For further information on this committee’s processes and procedures, see “Compensation Discussion and Analysis” on page 21 of this proxy statement. All members of the Compensation & Benefits Committee are independent within the meaning of the enhanced NYSE listing standards and the Company’s Corporate Governance Guidelines.

Governance & Nominating Committee:    Considers and recommends nominees for election as directors and officers and nominees for each Board committee. Reviews and recommends changes to director compensation. Reviews and evaluates the procedures, practices and policies of the Board and its members and leads the Board in its annual self-review. Oversees the governance of the Company, including reviewing and recommending changes to the Corporate Governance Guidelines. Conducts succession planning for senior management. All members of the Governance & Nominating Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Executive Committee:    Exercises limited powers of the Board when the Board is not in session.

BOARD COMMITTEE MEMBERSHIP

Director	Board	Audit	Compensation & Benefits	Executive	Governance & Nominating
P. Cody Phipps	X			X
Stuart M. Essig	X		X
John W. Gerdelman	X	X
Lemuel E. Lewis	X	X*		X	X
Martha H. Marsh	X		X	X	X*
Eddie N. Moore, Jr.	X	X			X
James E. Rogers	X		X	X	X
David S. Simmons	X	X
Robert C. Sledd	X		X*	X	X
Craig R. Smith	X*			X*
Anne Marie Whittemore	X			X
No. of meetings in 2015	7	7	8	1	6

*Chairman

DIRECTOR COMPENSATION

The Governance & Nominating Committee reviews director compensation annually, and it is the responsibility of this committee to recommend to the Board of Directors any changes in director compensation. The Board of Directors makes the final determination with respect to director compensation. The Governance & Nominating Committee has the authority under its charter to retain outside consultants or advisors to assist it in gathering information and making decisions.

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the commitment of time directors must make in performing their duties, the level of skills required by the Company of its Board members and the market competitiveness of its director compensation levels. The table below sets forth the schedule of fees paid to non-employee directors for their annual retainer and service in various capacities on Board committees and in Board leadership roles. Employee directors do not receive any additional compensation other than their normal salary for serving on the Board or any of its committees.

Schedule of Director Fees

Type of Fee	Cash		Equity
Annual Retainer	$35,000		$100,000	(1)
Additional Retainer for Lead Director	35,000
Additional Retainer for Non-Executive Chairman (per quarter)	50,000	(2)
Additional Retainer for Audit Committee Chair	10,000
Additional Retainer for Compensation & Benefits Committee Chair	10,000
Additional Retainer for Governance & Nominating Committee Chair	9,000
Additional Retainer for Other Committee Chairs	8,000
Board or Audit Committee Attendance Fee (per meeting)	2,000
Compensation & Benefits Committee Attendance Fee	1,800
Other Committee Attendance Fee (per meeting)	1,500
Board or Committee Telephone Conference (per meeting, other than Audit Committee)	1,000
Audit Committee Telephone Conference (per meeting)	1,200
Board Retreat (annual 2-day meeting)	3,000

(1) Restricted stock grant with one-year vesting period.

(2) This retainer was approved for the period from August 1, 2015 until May 6, 2016.

Directors may defer the receipt of all or part of their director fees under the Directors’ Deferred Compensation Plan. Amounts deferred are “invested” in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the Common Stock and (ii) an account based upon the current interest rate of the Company’s fixed income fund in its 401(k) plan. Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director.

Director Compensation Table

The table below summarizes the actual compensation paid by the Company to non-employee directors during the year ended December 31, 2015.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (1)(2)(4)	Option Awards ($) (3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stuart M. Essig	59,200	100,000	0	—	—	—	159,200
John W. Gerdelman	62,400	100,000	0	—	—	—	162,400
Lemuel E. Lewis	80,400	100,000	0	—	—	—	180,400
Martha H. Marsh	78,000	100,000	0	—	—	—	178,000
Eddie N. Moore, Jr.	66,400	100,000	0	—	—	—	166,400
James E. Rogers	69,000	100,000	0	—	—	—	169,000
David S. Simmons	61,600	100,000	0	—	—	—	161,600
Robert C. Sledd	79,000	100,000	0	—	—	—	179,000
Craig R. Smith (5)	105,000	0	0	—	—	—	105,000
Anne Marie Whittemore	86,000	100,000	0	—	—	—	186,000

(1) Includes amounts deferred by the directors under the Directors’ Deferred Compensation Plan.

(2) The amounts included in the “Stock Awards” column are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718.

(3) “Option Awards” were not granted to Directors in 2015.

(4) As of December 31, 2015, each director had the following number of stock awards and option awards outstanding:

	Stock Awards	Option Awards
Mr. Essig	3,005	—
Mr. Gerdelman	3,005	—
Mr. Lewis	3,005	—
Ms Marsh	3,005	—
Mr. Moore	3,005	—
Mr. Rogers	3,005	—
Mr. Simmons	3,005	—
Mr. Sledd	3,005	—
Mr. Smith	0	—
Ms. Whittemore	3,005	—

(5) Mr. Smith assumed the role of non-executive Chairman of the Board and retired as Executive Chairman of the Company on August 1, 2015. The amounts in the above table and footnotes reflect compensation to Mr. Smith as non-executive Chairman of the Company from August 1–December 31, 2015. While serving as Executive Chairman of the Company until August 1, 2015, Mr. Smith did not receive additional compensation for his service as a director.

Stock Ownership Guidelines for Directors

The Company maintains stock ownership guidelines for its directors which provide that each director shall attain, within five years after his or her service on the Board begins, a level of equity ownership of Common Stock having a value of at least five times the annual cash retainer fee or $150,000, whichever is higher. Each director who has served on the Board for at least five years has achieved this ownership objective.

DIRECTOR NOMINATING PROCESS

Director Candidate Recommendations and Nominations by Shareholders.    The Governance & Nominating Committee charter provides that the Governance & Nominating Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Governance & Nominating Committee through the method described under “Communications with the Board of Directors” below. In addition, our Bylaws provide that any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate directors by complying with the notice procedures set forth in the Bylaws and summarized in “Shareholder Proposals” on page 52 of this proxy statement.

Process for Identifying and Evaluating Director Candidates.    The Governance & Nominating Committee evaluates all director candidates in accordance with the director qualification standards and the criteria described in our Corporate Governance Guidelines. These guidelines require the Governance & Nominating Committee on an annual basis to review and evaluate the requisite skills and characteristics of individual Board members and nominees as well as the composition of the Board as a whole. This assessment includes whether the member or candidate is independent and includes considerations of diversity, age, skills and experience in the context of the Board’s needs. The goal of the Governance & Nominating Committee is to have a Board whose membership reflects a mix of diverse skill sets, technical expertise, educational and professional backgrounds, industry experiences and public service as well as perspectives of different genders and ethnicities. The Governance & Nominating Committee reviews its annual assessment with the Board each year and, as new member candidates are sought, attempts to maintain and enhance the level of diverse backgrounds and viewpoints of directors constituting the Board. As part of the Board’s annual self-assessment process, the Board will consider the effectiveness of its overall composition and structure as well as its performance and functioning.

Our Bylaws provide that no director nominee can stand for election if, at the time of appointment or election, the nominee is over the age of 72. There are no differences in the manner in which the Governance & Nominating Committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Governance  & Nominating Committee did not receive any nominations from any shareholders for the 2016 Annual Meeting.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has approved a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties can send written communications to the Board, any committee of the Board, non-management directors as a group, the lead director or any other individual director at the following address: P.O. Box 2076, Mechanicsville, VA 23116-2076. All communications will be relayed directly to the applicable director(s).

PROPOSAL 1: ELECTION OF DIRECTORS

Eleven directors are nominated for election to the Board of Directors for a one-year term expiring at the 2017 Annual Meeting of Shareholders or until their respective successors are elected. Each nominee has agreed to serve if elected and qualified. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. Proxies will be voted for the nominees shown below (or if not able to serve, such substitutes as may be designated by the Board). The Board has no reason to believe that any of the nominees will be unable to serve.

Our Bylaws currently provide that the Board of Directors shall consist of eleven directors. The Governance & Nominating Committee has recommended to the Board of Directors, and the Board of Directors has approved, eleven persons as nominees for election to the Board of Directors. Proxies cannot be voted for a greater number of directors than the number of nominees named.

Information on each nominee, including the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of the Company, is set forth below.

NOMINEES FOR ELECTION

Stuart M. Essig, 54, has served as Chairman of the Board of Integra LifeSciences Holdings Corporation since 2012. From 1997 to 2012, he served as Chief Executive Officer of Integra LifeSciences, during which time he transitioned the business into a global surgical products company. Prior to joining Integra LifeSciences, Mr. Essig was a managing director in mergers and acquisitions for Goldman Sachs Group, Inc. He also has been a Managing Partner since 2012 of Prettybrook Partners, a healthcare advisory firm, and a Venture Partner since 2013 in Wellington Partners, a pan-European venture capital firm. In addition to Integra LifeSciences, he also currently serves on the boards of directors of St. Jude Medical, Inc., Seaspine Holdings Corporation and Breg, Inc. Mr. Essig has been a director of the Company since 2013.

The Board of Directors has nominated Mr. Essig to continue his service as a director of the Company based on his strong background and leadership experience in the medical device manufacturing industry and broad-based knowledge of the health care industry. His insights into the medical supplies manufacturing industry, both domestic and international, bring a unique perspective to Owens & Minor’s board that assists us both logistically and strategically as we seek to manage and grow our many relationships with the manufacturing community at home and abroad.

John W. Gerdelman, 63, is Managing Partner of River2, an investment and consulting partnership. Mr. Gerdelman was President of Long Lines Limited, a telecommunications service provider, from 2010 to 2011. Before joining Long Lines in 2010, he co-founded Intelliden Corporation, a network solutions provider for which Mr. Gerdelman served as Executive Chairman from 2003 until it was acquired by IBM in 2010. Mr. Gerdelman has served in a number of leadership positions for other telecommunications companies, including 15 years with MCI Communications Corporation. He currently serves on the board of directors of Brocade Communications Systems, Inc. and previously served on the boards of Sycamore Networks, Inc., Proxim Wireless Corporation, APAC Customer Services, Inc. and McData Corporation. Mr. Gerdelman has been a director of the Company since 2010.

The Board of Directors has nominated Mr. Gerdelman to continue his service as a director of the Company based on his unique entrepreneurial background, extensive experience in finance and accounting and expertise in telecommunications and information systems. The Board believes the Company benefits from Mr. Gerdelman’s business management experience and perspectives as Owens & Minor continues to expand systems and technology solutions used to support our own business operations as well as to provide customers with new products for supply chain management.

Lemuel E. Lewis, 69, is President of LocalWeather.com, a web-based privately-held media company he founded in 2008. He served as Executive Vice President and Chief Financial Officer of Landmark Communications, Inc., a privately-held media and broadcasting company, from 2000 to 2006. Mr. Lewis was appointed to the Board of the Federal Reserve Bank of Richmond in 2004 and served as Deputy Chairman from 2007 to 2008, Chairman of the Audit Committee from 2005 to 2008, and Chairman from 2009 until his retirement from the board on December 31, 2010. He currently serves on the board of directors of Markel Corporation, where he is Chairman of the Audit Committee. He also serves on the board of directors of Dollar Tree, Inc. and previously served on the board of Landmark Communications, Inc. Mr. Lewis has been a director of the Company since 2011.

The Board of Directors has nominated Mr. Lewis to continue his service as a director of the Company based on his breadth of experience in accounting and finance through his service as Chief Financial Officer of a private media company, as well as his service on the Board of the Federal Reserve Bank of Richmond where he chaired the Audit Committee. He also brings a wide range of differing perspectives to the Company based on his service on a number of Virginia college and foundation boards and through his membership on the boards of two other public companies, including service on their audit committees.

Martha H. Marsh, 67, retired in 2010 as President & Chief Executive Officer of Stanford Hospital & Clinics, a position she held since 2002. She also served as the Chief Executive Officer of the University of California Davis Health System from 1999 to 2002. After beginning her career at Arthur Andersen in 1975, she served the health care industry for more than thirty years in a variety of leadership positions, including as Senior Vice President for Professional Services and Managed Care at the University of Pennsylvania Health System. Ms. Marsh has also served on a variety of health care boards and committees. She currently serves on the boards of directors of AMN Healthcare Services, Inc. and Edward Life Sciences and previously served on the board of Thoratec Inc. Ms. Marsh has been a director of the Company since 2012.

The Board of Directors has nominated Ms. Marsh to continue her service as a director of the Company based on her extensive background in and knowledge of the health care industry and specifically the health care provider marketplace with which we conduct our business. Having served in the lead management position of some of the most prestigious health care systems in the United States, she brings unique perspectives on the requirements of and challenges faced by the health care provider industry as well as a deep understanding of the entire U.S. health care marketplace. Her broad-based background in accounting, finance, operations and management in the context of the health care industry brings a multi-disciplinary and highly relevant point of view to our Board of Directors in assessing issues and challenges within the health care marketplace.

Eddie N. Moore, Jr., 68, currently serves as President and Chief Executive Officer of Norfolk State University. From 2011 to 2012, he served as President of St. Paul’s College. He is President Emeritus of Virginia State University after serving as its President from 1993 to 2010. Prior to leading Virginia State University, Mr. Moore served as state treasurer for the Commonwealth of Virginia, heading the Department of the Treasury and serving on fifteen state boards and authorities. He also serves on the board of directors of Universal Corporation. Mr. Moore has been a director of the Company since 2005.

The Board of Directors has nominated Mr. Moore to continue his service as a director of the Company based on his strong background in accounting and finance, which qualify him to serve as an audit committee financial expert, and his leadership experience in managing prominent educational institutions. The Board believes that Mr. Moore’s experiences in the public sector bring unique perspectives and disciplines to the Board’s deliberations and decision-making processes.

P. Cody Phipps, 54, joined Owens & Minor as its President & Chief Executive Officer effective July 1, 2015. He most recently served as President & Chief Executive Officer of Essendant, Inc. (formerly United Stationers Inc.) from 2011 to 2015. He served as Essendant’s President from 2006 to 2011 and as Senior Vice President, Operations from 2003 to 2006. Previously, he was a Partner at McKinsey & Company, Inc., where he co-founded and led its Service Strategy and Operations Initiative, which focused on driving operational improvements in complex service and logistics environments. During his tenure at McKinsey, Mr. Phipps provided consulting services to a range of corporate clients across a diverse set of industries, including retail, manufacturing and healthcare. He formerly served on the board of directors of Con-way, Inc. Mr. Phipps was appointed a director of the Company effective July 1, 2015.

The Board of Directors has nominated Mr. Phipps to serve as a director of the Company based upon his unique ability as Chief Executive Officer to communicate to and inform the Board about the Company’s day-to-day operations, implementation of strategic initiatives, and industry developments. The Board believes that Mr. Phipps brings an invaluable perspective on the Company’s current operations and ongoing relationships with customers and suppliers.

James E. Rogers, 70, served as Chairman of the Board from 2011 to 2015 of BackOffice Associates, LLC, a private company that provides data quality, migration and governance solutions. He served as President of SCI Investors Inc, a private equity investment firm, from 1993 until his retirement in 2011. He also serves on the board of directors of NewMarket Corporation and formerly served on the boards of Caraustar Industries, Inc., Wellman, Inc., Chesapeake Corp. and Cadmus Communications, Inc. Mr. Rogers has been a director of the Company since 1991.

The Board of Directors has nominated Mr. Rogers to continue his service as a director of the Company based on his leadership experience as a former chief executive officer and other senior executive positions with several public and private companies, as well as his breadth of knowledge about the Company, its culture and the health care distribution industry acquired through his tenure on the Company’s Board of Directors. In addition, Mr. Rogers has demonstrated significant leadership and communication skills in his service as the Company’s independent lead director for more than ten years until 2014.

David S. Simmons, 51, has served as Chairman & Chief Executive Officer of Pharmaceutical Product Development, LLC, a global biopharmaceutical research organization, since 2012. From 2001 to 2012, Mr. Simmons served in a variety of management positions with Pfizer, Inc., including as President and General Manager of the Emerging Markets and Established Products Business Units, Regional President of the Eastern Europe Pharmaceutical Division, President of the Pharmaceutical Division in Greece and Vice President of Marketing in Canada. Mr. Simmons has been a director of the Company since 2013.

The Board of Directors has nominated Mr. Simmons to continue his service as a director of the Company based on his extensive background and experience in the global pharmaceutical business and the breadth of knowledge he brings to Owens & Minor and its international operations through his leadership positions with Pfizer in Europe and abroad. With a strong background in finance, operations and logistics in the context of the pharmaceutical industry, Mr. Simmons brings unique knowledge and perspectives to the Company, especially with respect to our third party logistics growth and globalization strategy.

Robert C. Sledd, 63, served as a Senior Economic Advisor to the Governor of Virginia from 2010 to 2014. Since 2008, he also has served as Managing Partner of Pinnacle Ventures, LLC and Sledd Properties, LLC. From 1995 to 2008, he served as Chairman of Performance Food Group Co. (“PFG”), a foodservice distribution company that he co-founded in 1987. He served as Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006. He also serves on the boards of directors of SCP Pool Corporation and Universal Corporation. Mr. Sledd has been a director of the Company since 2007.

The Board of Directors has nominated Mr. Sledd to continue his service as a director of the Company based on his expertise in economic and business development policy, as well as his experience as a former chief executive of a foodservice distribution company, including his knowledge and understanding of the specific issues and challenges faced by companies in the business of distribution and supply chain management. His experiences in founding, growing and taking public PFG allow him to contribute to the Board a breadth of perspectives and ideas on matters of corporate management, governance and strategic growth.

Craig R. Smith, 64, has served as Chairman of the Board of Owens & Minor since 2013 and as Executive Chairman from September 2014 until August 2015. He served as Chairman & Chief Executive Officer of the Company from 2013 until September 2014 and as President & Chief Executive Officer from 2005 until 2013. Mr. Smith, who joined the Company in 1989, served as President & Chief Operating Officer from 1999 until 2005 and as Chief Operating Officer from 1995 to 1999. He also serves on the board of directors of the Virginia Biotechnology Research Partnership Authority. Mr. Smith has been a director of the Company since 2005.

The Board of Directors has nominated Mr. Smith to continue his service as a director of the Company based on the depth of his experience in leading and managing Owens & Minor’s growth and operations over the past two decades and navigating the constantly changing healthcare marketplace. The Board believes that Mr. Smith’s extensive knowledge of the Company, deep understanding of the healthcare supply logistics industry, strong relationships with the Company’s customers and suppliers and success in leading the Company’s growth uniquely qualify him to serve as the Board’s Chairman.

Anne Marie Whittemore, 69, has been a partner in the law firm of McGuireWoods LLP since 1977. She also serves on the board of directors of T. Rowe Price Group, Inc., formerly served on the board of Albemarle Corporation and is a former chairman of the board of the Federal Reserve Bank of Richmond. Ms. Whittemore has been a director of the Company since 1991 and lead director since 2014.

The Board of Directors has nominated Ms. Whittemore to continue her service as a director of the Company based on the unique background and perspectives she brings to the board as an attorney whose areas of specialty include corporate governance and complex commercial and securities litigation matters. Her experience includes representation of several Fortune 100 corporations and other companies in matters involving corporate governance and shareholder matters. Ms. Whittemore also has extensive experience as a public company director and member of both compensation and governance committees, which the Board believes contributes to her strong leadership skills and led to her appointment in 2014 as lead director.

The Board of Directors recommends a vote FOR the election of each nominee as director.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee (with confirmation of the Board) has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2016 and has directed that management submit such appointment of KPMG LLP for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting to answer questions and to make a statement, if they desire to do so.

Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. Shareholder ratification of this appointment is not required by the Company’s Bylaws or otherwise. If shareholders fail to ratify the appointment, the Audit Committee will take such failure into consideration in future years. If shareholders ratify the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for 2016.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For each of the years ended December 31, 2015 and 2014, KPMG LLP billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

	Year 2015	Year 2014
Audit Fees	$1,783,000	$1,780,000
Audit-Related Fees	27,000	693,000
Tax Fees	636,000	391,000
All Other Fees	0	0

Total	$2,446,000	$2,864,000

Audit Fees.    These were fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s filings on Forms 10-K and 10-Q, Sarbanes-Oxley compliance, and services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These were fees primarily for the annual audits of the Company’s employee benefit plan financial statements, internal control attestations in certain foreign jurisdictions, consultations by management related to financial accounting and reporting matters, and assistance with financial due diligence in connection with acquisitions by the Company in 2014.

Tax Fees.    These were fees primarily for advice and consulting services related to the structuring of international operations, the restructuring of business operations and the structuring of and performance of tax due diligence for a 2014 international acquisition.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the sole responsibility to engage and terminate the engagement of the Company’s independent registered public accounting firm, to pre-approve such firm’s performance of audit services and permitted non-audit services and to review with the Company’s independent registered public accounting firm its fees and plans for all auditing services. All services provided by and fees paid to KPMG LLP in 2015 were pre-approved by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during this period. The Audit Committee’s pre-approval policies and procedures for services by independent registered public accounting firms are set forth in Appendix A to this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four directors, each of whom is independent under the enhanced independence standards for audit committees in the Exchange Act and the rules thereunder as incorporated into the listing standards of the NYSE and under the Company’s Corporate Governance Guidelines, and two of whom have been determined by the Board of Directors to be audit committee financial experts. The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee reviews at least annually and revises as necessary to ensure compliance with current regulatory requirements and industry changes.

As its charter reflects, the Audit Committee has a broad array of duties and responsibilities. With respect to financial reporting and the financial reporting process, management, the Company’s independent registered public accounting firm and the Audit Committee have the following respective responsibilities:

Management is responsible for:

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm is responsible for:

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

•	Expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for:

•	Selecting the Company’s independent registered public accounting firm;

•	Overseeing and reviewing the financial statements and the accounting and financial reporting processes of the Company; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2015 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (United States) (PCAOB). The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by the PCAOB regarding the independence of that firm and has discussed with KPMG LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

THE AUDIT COMMITTEE

Lemuel E. Lewis, Chairman

John W. Gerdelman

Eddie N. Moore, Jr.

David S. Simmons

STOCK OWNERSHIP INFORMATION

Compliance with Section 16(a) Reporting

Based solely on the Company’s records and information provided by our directors, executive officers and beneficial owners of more than 5% of the Common Stock, we believe that, with one exception, all reports required to be filed by our directors and executive officers under Section 16(a) of the Exchange Act were filed on a timely basis during 2015. Due to an inadvertent error in communication, a transfer by Michael W. Lowry, Controller of the Company, on November 12, 2015 of 3,164 shares of stock beneficially owned through the Company’s 401(k) Savings & Retirement Plan for investment in other funds within the 401(k) plan was reported late on a Form 4 filed on February 5, 2016.

Stock Ownership by Management and the Board of Directors

The following table shows, as of March 11, 2016, the number of shares of Common Stock beneficially owned by each director and nominee, our NEOs and all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Sole Voting and Investment Power (1)	Other (2)	Aggregate Percentage Owned
Stuart M. Essig	21,711	0	*
John W. Gerdelman	17,189	0	*
Lemuel E. Lewis	26,446	0	*
Martha H. Marsh	10,191	0	*
Eddie N. Moore, Jr.	21,170	0	*
James E. Rogers	54,552	0	*
David S. Simmons	9,532	0	*
Robert C. Sledd	17,027	0	*
Craig R. Smith	118,335	0	*
Anne Marie Whittemore	69,864	0	*
P. Cody Phipps	234,877	0	*
Richard A. Meier	93,120	0	*
Erika T. Davis	71,383	0	*
Charles C. Colpo	46,329	0	*
Grace R. den Hartog	49,718	8,924	*
James L. Bierman	107,615	0	*
All Executive Officers and Directors as a group (21 persons)	1,064,929	18,984	1.72%

* Represents less than 1% of the total number of shares outstanding.

(1) No officer or director of the Company has the right to acquire any shares through the exercise of stock options within 60 days following March 11, 2016.

(2) Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; and (c) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

Stock Ownership by Certain Shareholders

The following table shows, as of March 11, 2016, any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner of more than 5% of the Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage Owned
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	6,771,850	(1)	10.8%
FMR LLC 245 Summer Street, Boston, MA 02210	3,201,271	(2)	5.09%
Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	5,213,778	(3)	8.30%

(1) Based upon a Schedule 13G report or amendment filed by BlackRock, Inc. with the SEC on January 8, 2016.

(2) Based upon a Schedule 13G report or amendment filed by FMR LLC with the SEC on February 12, 2016.

(3) Based upon a Schedule 13G report or amendment filed by Vanguard Group, Inc. with the SEC on February 11, 2016.

Equity Compensation Plan Information

The following table shows, as of December 31, 2015, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders (2)	—	—	2,700,000
Equity compensation plans not approved by shareholders (3)	—	—	—
Total	—	—	2,700,000

(1) There are no outstanding options, warrants or rights as of December 31, 2015.

(2) These equity compensation plans are the 2015 Stock Incentive Plan adopted and approved by shareholders on April 30, 2015 and the 2005 Stock Incentive Plan. No additional awards may be made under the 2005 Stock Incentive Plan. However, shares may be issued under such plan upon the achievement of financial metrics under outstanding performance share grants.

(3) The Company does not have any equity compensation plans that have not been approved by shareholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and programs, the compensation decisions made by the Compensation & Benefits Committee under these programs and the considerations that went into our decisions in light of the Company’s performance in 2015.

Our fiscal year 2015 NEOs are:

Named Executive Officer	Title
P. Cody Phipps*	President & Chief Executive Officer
Richard A. Meier	Executive Vice President, Chief Financial Officer & President, International
Erika T. Davis	Senior Vice President, Chief of Staff
Charles C. Colpo	Senior Vice President, Strategic Relationships
Grace R. den Hartog	Senior Vice President, General Counsel & Corporate Secretary
James L. Bierman*	Former President & Chief Executive Officer

* Effective July 1, 2015, Mr. Phipps joined the Company as its President & Chief Executive Officer, and Mr. Bierman retired from this position. Mr. Bierman remained employed by the Company in an advisory capacity through December 26, 2015.

Executive Summary

2015 Company and Performance Highlights

2015 was a year of growth, change and strategic transformation for Owens & Minor as we welcomed new leadership to our senior management team, embraced a new business transformation agenda and continued to execute our strategic and tactical initiatives in the highly competitive healthcare supply chain services markets, both domestic and international.

Highlights of 2015 events and performance include:

•

New President & Chief Executive Officer. On July 1, 2015, P. Cody Phipps joined Owens & Minor as its new President & Chief Executive Officer, bringing with him years of experience in successfully managing and advising companies to achieve growth and strategic initiatives. Before joining Owens & Minor, Mr. Phipps was President & Chief Executive Officer of Essendant Inc. (formerly, United Stationers Inc.), a leading national wholesale distributor of office supplies and related products. Within the first 100 days in his position, Mr. Phipps introduced a business transformation agenda to build on the Company’s strengths and core businesses while positioning it both strategically and operationally for growth and long-term success as a global healthcare services company.

•

Improved International Segment Operations. International segment operating earnings improved $10.6 million in 2015 compared to 2014 through efforts and initiatives led by our Executive Vice President, Chief Financial Officer Randy Meier, who assumed the additional role of President, International on July 1, 2015. The Company continues to devote significant efforts to completing the integration and restructuring of our European operations to more efficiently and effectively serve our healthcare manufacturer customers.

•

Achievement of Record Adjusted Earnings[1]. The Company achieved record annual adjusted earnings of $2.00 per share for 2015 with consolidated operating earnings of $200.4 million (or 2.05% of revenues),

[1]	Adjusted (non-GAAP) earnings are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

representing an improvement of $40.8 million compared to 2014. Adjusted consolidated operating earnings for 2015 improved 12.2% to $227.3 million (or 2.33% of revenues).

•	Continued Revenue Growth. Consolidated revenues for 2015 reached $9.77 billion, representing an increase of 3.5% over 2014 consolidated revenues.

•

Global Sourcing Strategy. We centralized our global product sourcing operations in Ireland and are using this infrastructure to source private label products for our MediChoice™, ArcRoyal™ and Medical Action™ labels as well as to source private label products for third party vendors.

Executive Transition

In early 2015, our President & Chief Executive Officer James L. Bierman announced that he wished to retire from his position, at which time our Board of Directors established a search committee chaired by our Lead Director and commenced an extensive search process with assistance from an outside executive search firm to identify a qualified successor. This process culminated in the selection and hiring of Mr. Phipps effective July 1, 2015. We believe that Mr. Phipps has the talent, experience and judgment to lead Owens & Minor in achieving continued growth and success in our mission as a global heathcare services company to connect the world of medical products to the point of care.

The compensation package for Mr. Phipps was negotiated on an arm’s-length basis with leadership from our Compensation & Benefits Committee and guidance and support from our independent compensation consultant Semler Brossy, and outside legal counsel. Key features of Mr. Phipps’ fiscal year 2015 compensation include the following (see “Elements of Compensation” on page 29 for more detail):

Element	Description
Annual Base Salary	$900,000

Annual Incentive	Target opportunity equal to 125% of annual base salary • Guaranteed payment of full target incentive opportunity for 2015 in consideration of forfeited opportunity at prior employer

Long-Term Incentives

•       2015 annual equity award with a target value of $1,000,000 in restricted stock and $1,000,000 in performance shares, which represents a pro-rated amount of his ongoing target of $4,000,000 for fiscal 2016 to account for Mr. Phipps’ start date

•       Special one-time “sign on” grant of $5,000,000 of restricted stock

Severance/Change-in-Control Provisions

•       18 months of annual base salary and target bonus if employment is terminated within two years by the Company without cause

•       Change-in-control agreement which is based on our standard Company form of agreement and provides for 2.99 x (annual base salary + average 3-year bonus)

Summary of Performance Pay Results

Annual Incentive Program

2015 Annual Incentive Results:

•	Overall Payout of 119% of Target

•	Adjusted Diluted EPS was $2.00

•	Net Revenue performance was $9.773 billion

•	Qualitative Performance Factor (114% - 119% of target)

Long-Term Incentive

Results for 2014 Performance Share Grant (FY 2014 and FY 2015 performance period):

•	Payout on 2014-2015 LTI was at 89% of Target

•	Growth in Consolidated Adjusted Operating Earnings for 2014-2015 was $16.8 million

•	Growth in Domestic Operating Earnings for 2014-2015 was $11.5 million

•	Growth in International Operating Earnings for 2014-2015 was $5.3 million

Owens & Minor’s Compensation Philosophy and Goals

The fundamental principle underlying Owens & Minor’s executive compensation program is that we pay for sustained performance, profitable growth and achievement of results. Our goal is to encourage high Company and individual performance within a framework that allows us to attract, retain and motivate our executives. Components of our executive compensation program are designed to create the appropriate balance between short- and long-term incentives and between fixed and at-risk compensation, to weigh cost against expected benefit and to align with the creation of shareholder value while providing market-competitive compensation packages that promote executive retention. These components include:

•	Annual cash incentives to drive critical business goals for each year.

•	Restricted stock and performance share grants to retain management and focus executives on longer- term financial performance and execution of our operational and strategic plans.

•	Reasonable but market-competitive base salaries so executives are not motivated to take excessive risks.

•	Retirement, severance and other benefits to attract executive talent and encourage retention.

Evolution of Compensation Program and Practices

We believe that our executive compensation program, structured to reward performance and create long-term shareholder value, has played a significant role over the past decade in effectively motivating and rewarding management to meet the challenges of our business and produce our many successes. Our compensation philosophy and practices continue to evolve into a more market-driven pay structure with lower fixed pay and more variable and performance-based pay in order to enhance the program’s pay for performance orientation. One key step in this evolution was the Compensation & Benefit Committee’s decision in 2012 to freeze further benefit accrual as well as participation of newly hired executives in the Company’s Supplemental Executive Retirement Plan (“SERP”). Further discussion and disclosure of the Company’s compensation policies and practices are included in the pages following this Executive Summary.

Executive Compensation Practices

Our compensation programs and practices are designed to meet compensation best practices and to drive performance that creates long-term shareholder value.

WHAT WE DO

☑       Pay for Performance.    We link pay to performance. A significant portion of our executives’ potential total annual compensation, both cash and equity, is based on the achievement of objective, simple and transparent financial measures that are structured to enhance short-term and long-term performance.

☑       Performance-Based Equity Awards.    At least half of our annual equity award grants are performance shares with multi-year performance requirements and an additional year of restricted vesting on earned shares.

☑ Recoupment Policy. We have in place a recoupment policy to recover from our executives compensation paid under circumstances involving restatement of our financial statements due to misconduct.

☑ Share Ownership Guidelines. We have established stock ownership guidelines for our officers, and all of our NEOs meet or exceed the established ownership guidelines.

☑ Limited Perquisites. We tie perquisites to a legitimate business purpose and limit the value provided to executive officers.

☑ Double-Triggered Change in Control Provisions. Equity vesting and severance payments and benefits based on a change in control require termination of employment following the change in control.

☑       Risk Mitigation.    We mitigate risks associated with compensation by establishing caps on incentive compensation, multiple performance targets for earning incentive compensation and ongoing processes to identify and manage risk. We do not believe our compensation program creates risks that are reasonably likely to have a material adverse impact on the Company, which we confirm annually through a risk assessment of incentive-based compensation.

☑       Independent Compensation Consulting Firm.    The Compensation & Benefits Committee receives advice about its programs and practices from an independent consulting firm that provides no other services to the Company and has no conflicts of interest with respect to its work.

WHAT WE DON’T DO

☒ No Employment Agreements. While we agreed to an employment term sheet upon the hire of our new CEO, we do not otherwise have employment agreements with our NEOs.

☒ No Hedging. We prohibit our executive officers and directors from hedging against the economic ownership of Company stock.

☒ No Pledging. We strongly discourage our executive officers from pledging Company stock, and none of our NEOs currently has any such stock pledged.

☒ No Re-pricing of Equity Awards. Our stock plans do not permit the re-pricing of equity awards.

☒ No Tax Gross-Ups. We do not provide any tax gross-ups, including excise tax gross-ups on change in control severance payments and benefits.

Say-On-Pay Vote

In May 2015, our shareholders approved the compensation of our NEOs for 2014 in our say-on-pay advisory vote with 97.46% of votes cast in support of the program. Based on this support, the Compensation & Benefits Committee made no material changes to the general structure and philosophy behind our executive compensation program in 2015 but continues to evaluate our pay programs and practices to make sure they are both market competitive and equitable. At our upcoming 2016 Annual Meeting, our shareholders will provide an advisory vote on 2015 executive compensation, and the Compensation & Benefits Committee will continue to consider results from these advisory votes in setting executive compensation.

The Process for Setting Executive Compensation

The Company’s executive compensation levels and programs are established, approved and administered by the Compensation & Benefits Committee, which is currently composed of four independent directors. The Compensation & Benefits Committee solicits the views of its independent outside consulting firm and senior management on incentive compensation and plan design issues. In addition, the Compensation & Benefits Committee evaluates the performance of our Chief Executive Officer on an annual basis jointly with the Governance & Nominating Committee, and the Chief Executive Officer provides performance evaluations of our other executive officers and recommendations as to their compensation levels.

Independent Advisor.    The Compensation & Benefits Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. Management may not engage any independent advisor retained by the Compensation & Benefits Committee to perform services without the prior approval of the committee, and no such engagement by management was undertaken in 2015. The Compensation & Benefits Committee also obtains information and assistance from the Company’s Human Resources Department in evaluating and making decisions on executive compensation.

The Compensation & Benefits Committee continued to engage Semler Brossy in 2015 as its independent advisor to (1) provide recommendations in changes to our peer group; (2) provide guidance and advice in our search for a new President & CEO and the compensation package offered to Mr. Phipps; (3) analyze competitive levels of each element of compensation and total compensation for each of the NEOs relative to our peer group and industry trends; (4) provide information regarding executive compensation trends and regulatory changes and developments; (5) provide input on annual and long-term incentive design, particularly to address our current mix of SERP and non-SERP eligible officers; and (6) assist in conducting an annual risk assessment of O&M’s compensation programs, policies and practices. The Compensation & Benefits Committee has analyzed whether the work of Semler Brossy has raised any conflict of interest and has concluded that the work of our advisor, including the individuals employed by our advisor who provide consulting services to the committee, has not created any conflict of interest. The Compensation & Benefits Committee also considered and confirmed the independence of legal advisors retained during 2015.

Factors Used to Determine Executive Compensation.    Consistent with past years, the Compensation & Benefits Committee considered a variety of factors in making decisions regarding compensation for our NEOs in 2015. The primary factors were as follows:

Performance.    Our policy is to provide executive officers with compensation opportunities that are based upon Company performance and their contribution to Company performance.

Mix of Short-Term and Long-Term Compensation.    Because the successful operation of our business requires a long-term approach, one element of our executive compensation program is long-term compensation. Although we have never had specific policies on the percentage of total compensation that should be short-term versus long-term, we considered this relationship in determining the overall balance and reasonableness of our executives’ total direct compensation packages. We believe that short-term compensation is necessary in conjunction with long-term compensation to provide remuneration for performance of the short-term goals or milestones that ultimately lead to achievement of our long-term objectives and strategic initiatives.

Mix of Performance-Based Compensation.    To create a strong link between pay and performance, a significant portion of compensation is based on the achievement of objective financial measures. We have no specific policies on the percentage of total compensation that should be “performance-based,” but consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages.

Impact and Mix of Cash vs. Non-Cash Compensation.    We consider both the cost and the motivational value of the various components of compensation. Although we have no specific policies on the percentage of total compensation that should be “cash versus equity,” we consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages.

Peer Group Comparisons.    Each year, we evaluate our compensation levels and programs through comparisons to available information for a group of peer companies selected by the Compensation & Benefits Committee (“Peer Companies”) based in part on recommendations from and analyses prepared by our compensation advisors. This evaluation helps us to assess whether our level and mix of executive pay is competitive and reasonable when compared to certain industry standards.

In general, the Peer Companies were selected after consideration of the following factors:

•	Quantitative Factors: revenue, net income, total assets, and/or market capitalization

•	Qualitative Factors: business model (health care distribution and companies from other distribution industries) and geography

Our Peer Companies include a mix of health care distribution and companies from other distribution industries in order to capture companies of comparable business model and size to us. The Compensation & Benefits Committee periodically reviews the peer group to ensure it remains appropriate and relevant as a market reference and modifies the peer group as necessary to reflect changes at Owens & Minor, among the peers or within the industry. The Compensation Committee reviewed and updated the peer group for 2015 based on the quantitative and qualitative factors above to ensure continued relevance of the Peer Companies. Based on this review, Nash Finch Company was removed because it recently had been acquired, and Thermo Fisher Scientific Inc. and W.W. Grainger, Inc. were removed given size and business match considerations. Omnicare, VWR, and WESCO International were added to the group based on comparability in terms of industry, revenue, net income and/or market capitalization. Relative to the Quantitative Factors of the Peer Companies, Owens & Minor generally ranks between the 25th percentile and median of the group. The Peer Companies used for 2015 consist of the following:

2015 Peer Companies
C.H. Robinson Worldwide, Inc.	Patterson Companies, Inc.
Con-Way, Inc. (1)	United Natural Foods, Inc.
Essendant Inc. (2)	VWR Corp. (4)
Genuine Parts Company	WESCO International (4)
Henry Schein, Inc.	WestRock (5)
JB Hunt Transport Services, Inc.
Omnicare (3)

(1) Con-Way, Inc. was acquired by XPO Logistics Inc. on 10/30/2015.

(2) Formerly, United Stationers Inc.

(3) New to Peer Companies in 2015; acquired by CVS Health on 8/18/2015

(4) New to Peer Companies in 2015

(5) Formerly, Mead Westvaco Corp. (merged with RockTenn on 03/09/2015)

Using the Peer Companies, Semler Brossy analyzed the compensation components and levels as reported for the NEOs of the Peer Companies and prepared a comparison of 2015 target total direct compensation and each element thereof to reported information for the Peer Companies. When the Compensation & Benefits Committee reviews data from the Peer Companies, they consider the 50th percentile of the group as a reference point, rather than a policy, for positioning target total compensation, and actual compensation may be above or below the target level based on performance. Data from the Peer Companies is one of a number of factors considered by the Compensation & Benefits Committee while determining each executive’s pay. Other factors considered during this process include, but are not limited to, the executive’s performance, internal equity of pay, general market competitiveness and whether or not the executive participates in the now-frozen SERP program. In the case of Mr. Phipps, the Compensation & Benefits Committee considered pay within the peer group and general industry marketplace, Mr. Phipps’ compensation at his previous employer, the equity he was forfeiting at his previous employer, and an appropriate level of long-term staking that would invest him in the Company’s future.

Tally Sheets.    We also review total compensation levels for executive officers at least annually through the use of tally sheets that quantify each element of direct and indirect compensation provided to individual executives and the portion of the executive’s total compensation represented by each element of compensation. This annual review of tally sheets also includes information on the value of executives’ unexercised stock options (if any) and outstanding stock awards, as well as an evaluation of the payments and benefits that would be paid to executive officers in the event of termination of employment, including retirement or following a change in control of the Company. While providing additional context to us in making compensation decisions, the information from the tally sheets regarding unexercised stock options (if any), outstanding stock awards and termination payments and benefits generally does not affect our compensation decisions for the NEOs. This reflects our view that an executive’s compensation level should be based on the Company’s performance, the executive’s performance and the executive’s contribution to the Company’s performance.

Total Program Cost.    We consider the cost (including aggregate share usage and dilution) of the various components of our compensation program in evaluating the overall balance and reasonableness of our executives’ total direct compensation packages.

Risk Considerations.    In setting executive compensation, the Compensation & Benefits Committee reviews the various components of our program to consider whether they are appropriately structured to promote the achievement of our business goals without encouraging the taking of unnecessary risks. We believe that several elements of our program mitigate risks associated with performance-based compensation, including the following:

•

Limits on Incentive Compensation. Awards under our annual incentive program are capped at 200% of the executive’s target award to protect against excessive short-term incentives, and the Compensation & Benefits Committee has discretion to reduce awards based on factors it deems appropriate, including whether officers took unnecessary risks.

•

Performance Metrics. We use a combination of financial performance metrics for our annual incentive program that emphasizes profitable and disciplined growth and requires responsible and risk-based decision-making by our executives.

•

Performance Shares/Long-Term Equity Awards. At least half of an executive’s equity compensation each year consists of performance shares with a two-year performance cycle and an additional year of service-based vesting, which focuses management on sustaining the Company’s longer-term performance. The other portion of an executive’s equity compensation each year consists of restricted stock awards that vest over a period of at least three years and, accordingly, further encourages a focus on long-term performance.

•	Share Ownership Guidelines. Our share ownership guidelines ensure that our executives have a substantial stake tied to long-term holdings in Owens & Minor stock.

•

Recoupment Policy. Performance-based cash and equity compensation to our executive officers is subject to recoupment under circumstances involving misconduct that results in a restatement of our financial statements.

Elements of Compensation

In an effort to achieve the objectives identified above, our 2015 executive compensation framework consisted of the following elements as further described below:

Element	Description	Purpose
Base Salary	Fixed cash	Provides a fixed amount of cash compensation to allow us to recruit and retain key talent

Annual Incentives	Cash awarded annually for performance against revenue, income and qualitative performance factor	To motivate executive officers’ performance in achieving our current-year business goals

Long-Term Incentives

Performance shares and restricted stock

•     Performance shares are earned if the Company achieves return on average assets and adjusted diluted EPS metrics. Performance is measured over a 2-year period and, if earned, shares vest at the end of 3 years from date of award.

•     Restricted stock vests 3 years from date of grant

Rewards performance that enhances shareholder value through the use of equity-based awards that link compensation to the value of our Common Stock and the achievement of multi-year performance goals; strengthens the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management

Deferred Compensation Plan	Officers may defer salary and cash bonuses into a plan that provides for investment options similar to the Company’s 401(k) plan.	Provides a tax efficient opportunity to save for retirement and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent

Retirement/Post-Termination Compensation	Participation in Company’s 401(k) plan and matching contributions similar to other teammates. SERP (frozen as of March 2012) available to legacy NEOs only (see Summary Compensation Table, Note 3).	Provides security for the future needs of the executives and their families

We believe that the elements of our executive compensation framework support short-term and long-term performance goals by providing our executive officers with an appropriate mix of compensation elements that include (1) fixed annual compensation, (2) target-based annual and long-term incentive compensation and (3) security for the future needs of the executives and their families in the form of retirement and termination benefits.

Base Salary

While we agreed to an employment term sheet upon the hire of our new CEO, our executive officers are otherwise employed on an “at will” basis and without employment agreements. We review base salaries each April.

In making base salary decisions in April 2015, the Compensation & Benefits Committee considered:

(1) Individual attributes of each NEO (such as responsibilities, skills, leadership and experience),

(2) Individual and overall Company performance levels,

(3) The officer’s expected future contributions to the Company, and

(4) Overall market-competitiveness of the officer’s base salary.

We also considered that the targeted average percentage salary increase for non-executive Company teammates was approximately 2.5% in 2015. In addition, we reviewed competitive comparisons prepared by Semler Brossy indicating that our base salary levels were generally above median versus the Peer Companies even though target total direct compensation was below the median. Based on the factors above, we gave each of the NEOs (other than Mr. Phipps and Mr. Bierman) a merit increase in base salary of 2.5%. We believed that these relatively modest increases in salary levels reflect the performance of each of the officers balanced against economic conditions, average salary increases being received by other Company teammates and the Company’s above-median base salary levels relative to the Peer Companies. Mr. Phipps’ 2015 base salary is consistent with market comparable information.

Name	2015 Base Salary Amount	2015 Base Salary Increase Percentage	Reason for Increase

P. Cody Phipps (1)	$900,000	N/A	N/A

Richard A. Meier (2)	$637,231	2.5% and 6.0%	Merit and Promotion

Erika T. Davis	$517,523	2.5%	Merit

Charles C. Colpo	$445,751	2.5%	Merit

Grace R. den Hartog	$456,126	2.5%	Merit

James L. Bierman (3)	$850,000	N/A	N/A

(1) Mr. Phipps joined the Company as President & Chief Executive Officer on July 1, 2015.

(2) Mr. Meier received a 2.5% merit increase in April 2015 and an additional 6.0% increase in base salary in connection with his appointment as President, International effective July 1, 2015.

(3) Mr. Bierman received a salary adjustment when he was promoted to President & Chief Executive Officer of the Company effective September 1, 2014 and was not eligible for a merit increase in April 2015.

Annual Incentives

We provide annual incentive opportunities to executive officers to motivate their performance in achieving our current-year business goals. Each year, we establish a business plan for the forthcoming year that includes financial, strategic and other goals for the Company and that is approved by the Board of Directors. Annual incentive goals for the executive officers are set based on the approved business plan (the “Annual Incentive Program”). These goals are weighted to reflect their relative importance and contribution to overall Company performance.

For the 2015 Annual Incentive Program and consistent with past years, the Compensation & Benefits Committee set target annual incentive opportunities at 75% of base salary for the Chief Executive Officer (then Mr. Bierman) and 50% of base salary for each of the other NEOs, subject to the achievement of the Company’s established performance goals.

As part of Mr. Phipps’ compensation package in joining the Company as Chief Executive Officer, his target annual incentive opportunity was set at 125%. This target opportunity is higher than the Company’s historical 75% of annual base salary target for the Chief Executive Officer position, reflecting a trend in our compensation practices to place more emphasis on performance-based compensation and bringing the target incentive opportunity for our CEO in line with market competitive incentive opportunities for CEOs. In addition, the Chief Executive Officer’s higher Target Payout Amount relative to the other NEOs is intended to reflect the broader scope of his responsibilities and authority and his greater ability to impact the Company’s performance. In consideration of the 2015 incentive opportunity that was foregone at Mr. Phipps’ previous employer when Mr. Phipps joined the Company, Mr. Phipps received a guaranteed payment of a full Company target incentive payment for fiscal year 2015 equal to 125% of Mr. Phipps’ 2015 base salary.

Effective July 1, 2015, the Committee also increased Mr. Meier’s target annual incentive opportunity to 75% when he assumed the additional role of President, International to bring Mr. Meier’s incentive opportunity more in line with industry peers and in accordance with our overall move towards establishing more competitive pay levels and pay mix. As a result, his target payout was 50% for six months of 2015 and 75% for six months of 2015 (for an average target incentive opportunity of 62.5% of base salary in 2015).

The performance metrics (“Performance Metrics”) established for determining the Target Payout Amount for the 2015 Annual Incentive Program were:

•	Company Net Revenue

•	Company Adjusted Diluted Earnings Per Share (“EPS”)

•	A Qualitative Performance Factor

In addition, none of the foregoing Performance Metrics could result in a payout unless the Company achieved an adjusted diluted EPS for 2015 of at least $1.00 (the “EPS Qualifier”).

The Compensation & Benefits Committee selected, and the Board of Directors approved, the EPS Qualifier and each of the Performance Metrics, including the weights assigned to them and the target achievement levels in March 2015 based on discussions with and recommendations by senior management, the approved business plan for 2015 and the growth and operational improvements called for in our strategic plan. The specific financial Performance Metrics were selected because net revenue and EPS are the most critical performance areas for the Company and key indicators of successful growth and management. They also constitute simple, objective and transparent criteria by which to measure performance. The Compensation & Benefits Committee decided not to include in the 2015 Annual Incentive Program a return on assets metric historically included in our incentive programs because it believed return on assets is appropriately captured and measured in our long-term performance-based equity grants discussed below.

Originally introduced in 2014, the Compensation & Benefits Committee retained a Qualitative Performance Factor as a performance metric that, subject to meeting the EPS Qualifier, would allow a portion of any incentive compensation earned by the NEOs to be based on an overall assessment of the NEO’s job performance relative to leadership, goal implementation, strategic focus, management skills and other factors. The Compensation & Benefits Committee believed it was important to include the Qualitative Performance Factor as a way to reward strong performance and leadership provided by management that may or may not have translated into achievement of other financial and operating targets during the year, but that were nonetheless important achievements believed to contribute to future value creation.

The Compensation & Benefits Committee’s goal in setting the target achievement levels was to provide management with challenging yet reasonably achievable goals that would lead the Company to meeting its 2015 business plan and position us to ultimately achieve the growth and improvement targets in our strategic plan without encouraging excessive risk-taking behavior. We believe that the use of two key financial performance metrics that reward profitable growth, as well as a qualitative performance metric to assess individual efforts and goal achievement, provides a balanced assessment of performance. The Compensation & Benefits Committee retains authority to reduce or eliminate incentive compensation, which allows the committee to make judgments as to compensation it believes is excessive in light of performance as well as to monitor and respond to any behavior that it believes could be detrimental to the Company.

The achievement levels for the financial Performance Metrics were structured to provide for a payout of 100% of the targeted award at target performance, with 200% payout at maximum performance and 25% payout at threshold performance. No amount would be payable in respect of any Performance Metrics for achievement below the Threshold Payout Amount or if the Company did not achieve the EPS Qualifier.

The table below sets forth (i) the three Performance Metrics, their respective weightings, achievement levels at threshold, target and maximum as well as actual results in 2015 for each financial Performance Metric and (ii) the EPS Qualifier and actual achievement level required for the payment of any incentive compensation under the Annual Incentive Program.

2015 Performance Metric Achievement Levels and Actual Results

Performance Metrics	Weighting	Threshold (1) 25%	Target (1) 100%	Maximum (1) 200%	2015 Adjusted Results (2)	2015 Achievement
Company Adjusted Net Revenue ($ thousands) (2)	30%	$9,427,000	$9,923,000	$10,419,000	$9,773,000	85%
Company Adjusted Diluted EPS (2)	50%	$1.76	$1.98	$2.18	$2.00	140%
Qualitative Performance Factor (3)	20%	N/A	N/A	N/A	See footnote (3)	See footnote (3)
EPS Qualifier for Receipt of Any Incentive Compensation Payout (2)	N/A	$1.00	$1.00	$1.00	$2.00	Yes

(1) For achievement levels above threshold but below target or above target but below maximum, payout amounts would be calculated based on a straight-line interpolation of the achievement level above threshold or target, as applicable.

(2) For purposes of the 2015 Annual Incentive Program, and in accordance with the terms of the program as approved by the Compensation & Benefits Committee, adjusted results for the applicable performance metrics as provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 were further adjusted to remove foreign currency translation impact and non-recurring CEO transition costs for purposes of calculating incentive compensation. Accordingly, payouts under the 2015 Annual Incentive Program were based on incentive plan-adjusted net revenue of $9.825 billion and incentive plan-adjusted EPS of $2.06.

(3) In determining achievement of the Qualitative Performance Factor for each NEO, the Compensation & Benefits Committee reviewed their accomplishments and contributions in producing 2015 results as well as in embracing and commencing implementation of the components of the business transformation agenda introduced by Mr. Phipps. Each NEO (other than Mr. Bierman who retired from his position as the Company’s President & Chief Executive Officer effective July 1, 2015) received a payout of between 114% and 119% of target for the Qualitative Performance Factor.

Based on the foregoing results, each NEO received the following payout under the 2015 Annual Incentive Program:

Name	2015 Incentive Payout Amount	2015 Incentive Payout as % of Target
P. Cody Phipps (1)	$1,342,125	119%
Richard A. Meier (2)	471,154	118%
Erika T. Davis	308,703	119%
Charles C. Colpo	265,892	119%
Grace R. den Hartog	272,080	119%
James L. Bierman (3)	608,813	96%

(1) Mr. Phipps was guaranteed a 2015 incentive payout at 100% of target, or $1,125,000, as part of his offer of employment with the Company. The Compensation & Benefits Committee awarded Mr. Phipps an additional $217,125 in incentive payout for a total payout of $1,342,125 so that his payout reflected actual performance results of the Company on the 2015 Performance Metrics (including a payout based on 119% of the Qualitative Performance Factor).

(2) Mr. Meier’s 2015 incentive payout is based on a 50% base salary target during the first six months of 2015 ($188,462) and a 75% base salary target during the second six months of 2015 ($282,692) for a total payout of $471,154.

(3) Mr. Bierman’s 2015 incentive payout is based on a 75% base salary target.

Long-Term Incentives

Our shareholder-approved 2015 Stock Incentive Plan permits us to award grants of non-qualified stock options, incentive stock options, stock awards, performance share awards, stock units and stock appreciation rights. Except in instances of initial executive hiring, job promotions and similar circumstances, we grant equity awards to executive officers one time each year. The Compensation & Benefits Committee’s decision to grant equity-based awards is discretionary and largely determined by the Company’s longer-term financial performance, strategic accomplishments and individual contributions. Equity award decisions may also be based upon outstanding individual performance, expected future performance, job promotions and the assumption of greater responsibility within the Company. We strive to maintain an appropriate balance between the aggregate number of shares used for equity grants (relative to the competitive landscape) and shareholder interests.

We make annual equity award grants to senior management in two forms: (1) restricted stock that vests after a three-year holding period during which the officer is continuously employed by the Company; and (2) performance share awards that are earned based on achievement of designated performance metrics over a two-year period followed by a one-year holding period during which the officer must remain in the Company’s employ. We believe that the mix between these vehicles helps provide a balance between linking compensation to the achievement of multi-year performance goals and strengthening the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management. The Company has not issued stock options to its officers since 2007.

In accordance with our standard practice, the grant of the 2015 annual equity awards was made at the first meeting of our Board in 2015 on February 5, 2015, a date that is scheduled more than one year in advance. The grant values are based on the closing price of the stock on the date of grant and the number of shares subject to the award.

When making 2015 long-term incentive equity award determinations, the Compensation & Benefits Committee focused on the Company’s longer-term financial performance and balanced the need to align the

NEOs’ financial interests with those of shareholders against considerations regarding the affordability of equity grants, including aggregate share usage, dilution and accounting costs. We have historically been below median relative to the Peer Companies in our equity award grants to minimize share usage, dilution and accounting costs but are gradually evolving to increased long-term incentives (with more performance shares) relative to other elements of compensation in an effort to make our compensation program more performance-based and market driven.

As part of his compensation package in joining the Company as Chief Executive Officer, Mr. Phipps received a 2015 long-term incentive equity grant that was based on the same terms as restricted stock and performance share grants made to other executive officers in 2015 and represents a pro-rated amount of his ongoing target of $4,000,000 for fiscal 2016 to account for his start date. The grant date fair value of the 2015 equity awards granted to Mr. Phipps detailed in the table below are reasonably consistent with market comparable information and reflects a trend in our compensation practices towards higher levels of performance-based and long-term compensation. In addition, Mr. Phipps received a special one-time “sign-on” award of restricted stock in 2015 when he joined the Company in consideration of, but not limited to, Mr. Phipps becoming the Company’s Chief Executive Officer and of the value of equity at Mr. Phipps’ previous employer that was foregone when he joined the Company. In aggregate, Mr. Phipps’ long-term incentive opportunity was intended to provide a competitive annual opportunity aligned with long-term share price performance and the interests of our shareholders.

Based on the foregoing considerations, the Compensation & Benefits Committee granted the following long-term incentive awards in 2015 having the indicated grant date fair values:

2015 Long-Term Incentive Awards (1)
Name	Performance Shares (2)	Restricted Stock (3)	Special Award of Restricted Stock	Total
Mr. Phipps (4)	$1,000,008	$1,000,008	$5,000,006	$7,000,022
Mr. Meier (5)	379,518	253,000	1,000,009	1,632,527
Ms. Davis	234,001	156,001	—	390,002
Mr. Colpo	234,001	156,001	—	390,002
Ms. den Hartog	234,001	156,001	—	390,002
Mr. Bierman	243,769	162,512	—	406,281

(1) The amounts shown are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 and, in the case of performance shares, are based on probable achievement at target levels.

(2) These performance shares generally require achievement by the Company of specific financial metrics (discussed below) for fiscal years 2015 and 2016 as a condition to issuance of the underlying shares of restricted stock (which, if earned, would vest on the third anniversary of the performance share award). Amounts in the table reflect the values if achieved at the target level.

(3) These shares of restricted stock vest three years from the date of grant based on the executive’s continued employment with the Company.

(4) As agreed to at the time of hire, Mr. Phipps’ received $1,000,008 in performance shares and $1,000,008 in restricted stock awards on July 1, 2015 when he joined the Company as its President & Chief Executive Officer. Both grants were based on the same terms as the performance share and restricted stock awards made to the other executive officers in 2015. He also received an additional $5,000,006 award of restricted stock on July 1, 2015, 20% of which vests on each of the first through fifth anniversary date from date of grant and provided he remains in the Company’s employ.

(5) Mr. Meier’s restricted stock awards include a special one-time grant on June 1, 2015 of $1,000,009, which vests 50% on June 1, 2016 and 50% on June 1, 2017, provided he remains in the Company’s employ. The grant was made in anticipation of his assumption of the additional role of President, International and to recognize Mr. Meier’s significant contributions in implementing operational and strategic initiatives in both our domestic and international segments, specifically related to integration and restructuring activities relative to recent acquisitions.

The table below shows the metrics, weights and performance levels established for the 2015 performance share awards.

2015 Performance Share Award Metrics

Performance Metric (1) (2)	Weight	Threshold	Target	Maximum
Return on Average Assets	50%	3.8%	4.4%	5.0%
Adjusted Diluted EPS	50%	$1.76	$2.10	$2.26

(1) For achievement levels above threshold but below target, or above target but below maximum, share payout amounts would be calculated based on a straight line interpolation of the achievement level above threshold or target, respectively. There is no payout for achievement below threshold.

(2) The metrics are measured over the 2015 and 2016 calendar years relative to 2014 actual performance, and based on the applicable weights and achievement levels, if met, will result in the issuance of restricted stock to each officer.

Payouts on 2014 Performance Share Awards.    Based on achievement by the Company of the two-year performance metrics under the Performance Share Awards granted in 2014 at 89% of target, the NEOs earned the indicated performance share awards that were issued in the form of restricted stock with an additional one-year vesting period.

Payouts on 2014 Performance Share Awards

Performance Metric	Weight	Target 100%	Actual Achievement (1)	Percentage Achievement
Growth in Adjusted Consolidated Operating Earnings	50%	$25,000,000	16,800,000	93%
Growth in Adjusted Domestic Operating Earnings	30%	$15,000,000	11,500,000	100%
Growth in Adjusted International Operating Earnings	20%	$10,000,000	5,300,000	64%

(1) For purposes of the 2014 Performance Share Awards, and in accordance with the terms of the underlying agreements approved by the Compensation & Benefits Committee, adjusted results for the applicable performance metrics as provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 were further adjusted to remove foreign currency translation impact and non-recurring CEO transition costs for purposes of calculating achievement levels. Accordingly, shares earned under the 2014 Performance Share Awards were based on growth in these plan-adjusted operating earnings of $22.3 million (Consolidated), $15.1 million (Domestic) and $7.1 million (International).

Name	Performance Shares Earned under 2014 Performance Share Award (#) (1)
P. Cody Phipps (2)	N/A
Richard A. Meier	5,301
Erika T. Davis	5,182
Charles C. Colpo	3,775
Grace R. den Hartog	5,207
James L. Bierman	6,626

(1) A share of restricted Common Stock is issued for each Performance Share earned, which restricted stock has a one-year vesting period conditioned on the continued employment of the officer. Performance shares earned were based on an 89% of target achievement level.

(2) Mr. Phipps had not yet joined the company when the 2014 performance shares were granted.

Additional 2014 Performance Share Award for Mr. Bierman.    Upon his promotion to Chief Executive Officer effective September 1, 2014, the Compensation & Benefits Committee made an additional performance share award to Mr. Bierman based on the following 2015 metrics and achievement levels. Based on 2015 results, the weighted performance metrics were achieved at 108% of target and resulted in the issuance to Mr. Bierman of 14,348 shares of restricted stock that vested immediately (based on the terms of the grant agreement for this award and Mr. Bierman’s retirement).

Performance Share Metrics *	Weight	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Achievement (1)	Percentage Achievement
2015 Adjusted Domestic Operating Earnings	50%	$183,083	$215,392	$236,931	$223,364	154%
2015 Adjusted International Operating Earnings	25%	$6,383	$7,660	$8,511	$3,899	0%
2015 Adjusted Medical Action Operating Earnings	25%	$15,035	$16,705	$18,376	$17,145	122%

* Amounts in thousands (except percentages)

(1) For purposes of Mr. Bierman’s 2014 Performance Share Award, and in accordance with the terms of the underlying agreement approved by the Compensation & Benefits Committee, adjusted results for the applicable performance metrics as provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 were further adjusted to remove foreign currency translation impact and non-recurring CEO transition costs for purposes of calculating achievement levels. Accordingly, shares earned under this award were based on plan-adjusted operating earnings of $227.0 million (Domestic), $5.7 million (International) and $17.1 million (Medical Action).

Common Stock Ownership Guidelines.    We have established Common Stock ownership guidelines for our executive officers that are expected to be achieved and maintained. Under these guidelines, officers are given approximately five years to reach the full target ownership amount with interim targets to meet each year. As of December 31, 2015, each continuing NEO had achieved his or her applicable target ownership level. Because of the historical success of these guidelines in maintaining meaningful stock ownership levels among management, the Company has not imposed any further stock retention requirements on its executive officers in connection with stock option exercises or vesting of restricted stock.

The ownership guidelines are as follows:

Officer	Value of Common Stock
Chief Executive Officer	6.0 x Base Salary
President	3.0 x Base Salary
Executive Vice Presidents	2.0 x Base Salary
Senior Vice Presidents	1.5 x Base Salary
Vice Presidents, Regional Vice Presidents	1.0 x Base Salary

The Chief Executive Officer’s higher ownership target reflects the larger portion of his total compensation represented by long-term incentive award value. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the 401(k) plan and teammate stock purchase plan, and restricted stock holdings (but excluding any stock options).

Retirement/Post-Termination Compensation

Retirement Compensation

The Company believes that retirement compensation is an essential component of an overall market competitive total executive compensation package in that it provides security for the future needs of the executives and their families. The NEOs are entitled to participate in the Company’s 401(k) plan and receive Company matching contributions in the same manner as other Company teammates.

The Company provides supplemental retirement benefits under a Supplemental Executive Retirement Plan (the “SERP”) for certain officers selected by the Compensation & Benefits Committee, including certain of the NEOs, as further described on page 44 of this proxy statement under “Retirement Plans—Supplemental Executive Retirement Plan.” At the time of its implementation in 1991, the SERP was designed to be competitive relative to defined benefit pension plans offered by other companies and to reward officers who provided long- term service to the Company, thereby promoting retention of highly performing executive talent. In 2012, the Compensation & Benefits Committee amended the SERP to freeze both benefit levels and participants effective March 31, 2012, as part of an effort to make our overall executive compensation program more performance-based. Of the NEOs, Mr. Bierman, Ms. Davis, Mr. Colpo and Ms. den Hartog are participants in the SERP.

Deferred Compensation Plan

The Company has an Executive Deferred Compensation and Retirement Plan into which officers and other management-level personnel may defer salary and cash bonus. The purpose of the deferred plan is to provide security for current and future needs of the participants and their families by providing a tax efficient opportunity to save for retirement and to ensure that our compensation program remains competitive in the marketplace for key management talent. This plan provides for similar investment options as under our 401(k) plan. For participants in this plan, the Company matches a total of up to 5% of 401(k) and deferred compensation plan contributions combined; provided that the participant has first maximized contributions under the 401(k) plan.

Change in Control Agreements

The Company has entered into change in control agreements (“CIC Agreements”) with its officers, including each of the NEOs, as described on page 49 of this proxy statement under “Potential Payments upon Termination or Change in Control—Change in Control Agreements.” The purpose of the CIC Agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives will focus on a fair and impartial review of the acquisition proposal and the maximization of shareholder value despite the risk of losing their employment. The Compensation & Benefits Committee believes that the CIC Agreements help it to attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent these arrangements. The committee further believes that it has structured these agreements to be reasonable and to provide a temporary level of income protection to the executive in the event of employment loss due to a change in control.

The CIC Agreements do not provide for excise tax gross-up payments. In addition, the severance payment obligation under the CIC Agreements has a “double trigger” such that the payment of a severance benefit may only be made if there is a change of control and the officer’s employment with the Company is terminated by the Company without cause or by the officer for good reason within 24 months after such change in control. We believe that this structure strikes an appropriate balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. Annually in connection with the review of executive compensation tally sheets, the Compensation & Benefits Committee reviews the severance amounts that would be payable to each NEO upon a change in control to ensure that the amounts are reasonable in light of the purpose of the agreements and relative to the marketplace generally. However, these amounts did not affect the committee’s compensation decisions with regard to any specific element of our 2015 executive compensation program.

Equity awards have the same “double-trigger” feature discussed above for accelerated vesting and exercisability, as applicable, in the event of a change in control. These same terms apply to the equity awards of all other teammates in the Company upon a change in control.

The CIC Agreements renew on a year-to-year basis unless terminated by the Company with a notice of non-renewal. As part of Mr. Phipps’ offer of employment, the Company agreed that it would not give him a notice of non-renewal that would terminate his CIC Agreement during the first two years of his employment.

Severance Policy

We have a formal severance policy described on page 49 of this proxy statement under “Potential Payments upon Termination or Change in Control—Severance Policy” that applies to all corporate officers who are involuntarily terminated without cause (or who resign at the request of the Company). We adopted this policy to promote management stability and provide consistent and fair treatment to our departing officers in circumstances where their performance does not constitute cause for employment termination. We believe the severance policy helps the Company attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent such a policy. The severance policy is designed to provide the officer with continued compensation and assistance for 18 months following dismissal in an effort to assist him or her in finding new employment and is conditioned upon the officer entering into a non-competition, non-solicitation and confidentiality agreement for the benefit of the Company.

Other Benefits

In addition to the components of compensation discussed above, we provide certain other limited benefits to executives, including the NEOs, to help maximize the time key executives are able to spend on the Company’s business; to reward experience, expertise, responsibility, seniority, leadership qualities and advancement; and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent. These other benefits consist of the following and are specifically disclosed by amount in note 4 to the Summary Compensation Table on page 40 of this proxy statement: funding of life insurance policy premiums (provides security for current and future needs of the executives and their families), automobile allowance or lease (ensures transportation for business travel needs, recognizing that the automobile may also be used for personal purposes), tax and financial planning and tax return preparation assistance (allows executives to concentrate on business matters rather than on personal financial planning), and annual physical and enhanced medical access (identifies and addresses medical issues and helps preserve the Company’s investment in its executives by encouraging them to maintain healthy lifestyles and be proactive in addressing potential health issues). In addition, NEOs may participate in our health and welfare plans, 401(k) plan and teammate stock purchase plan on the same basis as other full-time teammates. Finally, except under limited and unusual circumstances, we only pay for executive travel on commercial or private aircraft when such travel is integrally and directly related to the performance of the executive’s duties for the Company and is not personal in nature. We do not provide tax gross-ups on any income executives may realize as a result of the foregoing benefits.

Recoupment Policy

In an effort to mitigate any imprudent risk-taking behavior associated with incentive compensation, the Company has a policy that permits the recoupment of performance-based cash and equity compensation paid to executive officers. This compensation is recoverable from an executive officer if:

(i)	The payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements;

(ii)	The Board (or its designated Compensation & Benefits Committee) determines that the executive engaged in misconduct that caused or substantially caused the need for the restatement; and

(iii)	A lower payment would have been made to the executive officer based upon the restated financial results.

If the foregoing conditions are met, as determined by the Board (or its designated committee), the Company, under terms of the applicable program or award agreements, will recover from the executive officer the amount by which his or her performance-based compensation for the relevant period exceeded the amount (if any) that would have been paid based on the restated financial results. The Board (or its designated committee) may take such further action as it deems necessary or appropriate to remedy the misconduct and prevent its recurrence. The recoupment policy currently will not apply to performance-based compensation after the second anniversary of the date on which such compensation was paid. We continue to monitor additional requirements that may be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002 and that would lead to modification of this policy to the extent required by the Dodd-Frank Act of 2010 and the related final rules of the SEC.

Hedging and Derivatives Trading Prohibition

The Company has policies that prohibit directors, officers and other teammates with access to confidential information of the Company from engaging in certain transactions relating to our common stock, including buying or selling options and short sales. We also prohibit these individuals from hedging the economic risk of ownership of our common stock and strongly discourage holding our stock in a margin account or pledging our stock as collateral for a loan.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows corporate tax deductions for executive compensation in excess of $1 million paid annually to the NEOs other than the Chief Financial Officer. This law allows for certain exemptions to the deduction cap, including “performance-based compensation” as defined in the rules adopted under Section 162(m).

Although the Company prefers that its pay plans be “performance-based” and therefore eligible for compensation expense deductions, it also believes that, under certain circumstances, awarding compensation that is not tax deductible may better support the long-term goals of the Company and the interests of shareholders. In 2015, Mr. Phipps had compensation that was nondeductible because it exceeded the $1 million allowance under Section 162(m).

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

The Compensation & Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

THE COMPENSATION & BENEFITS COMMITTEE

Robert C. Sledd, Chairman

Stuart M. Essig

Martha H. Marsh

James E. Rogers

SUMMARY COMPENSATION TABLE

The following table summarizes for the years ended December 31, 2015, 2014 and 2013, as applicable, the total compensation of our NEOs—two individuals who served as Chief Executive Officer during 2015, our Chief Financial Officer, and our three other most highly compensated executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
P. Cody Phipps (5) President & Chief Executive Officer	2015 2014 2013	$443,117 — —	$1,125,000 — —	$7,000,022 — —	$0 — —	$217,125 — —	— — —	$18,174 — —	$8,803,438 — —

Richard A. Meier (6) Executive Vice President, CFO & President, International	2015 2014 2013	$614,765 605,157 473,269	$0 58,650 0	$1,632,526 490,401 1,099,975	$0 0 0	$471,154 0 0	— — —	$117,873 27,005 560,252	$2,836,318 1,181,213 2,133,496

Erika T. Davis Senior Vice President, Chief of Staff	2015 2014 2013	$513,719 520,972 441,331	$0 50,490 0	$390,002 358,031 490,158	$0 0 0	$308,703 0 0	$0 612,818 0	$44,549 27,208 34,866	$1,256,973 1,569,519 966,355

Charles C. Colpo Senior Vice President, Strategic Relationships	2015 2014 2013	$471,739 448,734 426,432	$0 43,488 0	$390,002 247,452 234,136	$0 0 0	$265,892 0 0	$0 681,124 0	$612,637 185,331 31,268	$1,740,270 1,606,129 691,836

Grace R. den Hartog Senior Vice President, General Counsel & Corporate Secretary	2015 2014 2013	$452,782 452,562 414,418	$0 44,500 0	$390,002 358,971 355,994	$0 0 0	$272,080 0 0	$22,497 698,306 0	$24,101 19,391 21,976	$1,161,462 1,573,730 792,388

James L. Bierman (7) Former President & Chief Executive Officer	2015 2014 2013	$863,157 781,157 645,192	$0 99,167 0	$406,281 1,594,785 843,055	$0 0 0	$608,813 0 0	$46,797 903,140 0	$36,673 38,229 44,750	$1,961,721 3,416,478 1,532,997

(1) The amounts included in column (e) are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, and column (e) includes awards subject to performance conditions. Of the total awards reflected in column (e) for 2015, the amount specified below for each officer represents awards subject to performance conditions, which are valued at the grant date based on probable achievement at target levels:

Mr. Phipps, $1,000,008; Mr. Meier, $379,518; Ms. Davis, $234,001; Mr. Colpo, $234,001; Ms. den Hartog, $234,001; Mr. Bierman, $243,769.

The grant date value of the above performance-based awards for 2015 would equal the following for each officer assuming achievement of the highest level of performance conditions:

Mr. Phipps, $2,000,016; Mr. Meier, $759,036; Ms. Davis, $468,002; Mr. Colpo, $468,002; Ms. den Hartog, $468,002; Mr. Bierman, $487,538.

Assumptions used in the calculation of the stock awards included in column (e) are included in note 12 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference. The actual value an NEO may receive for stock awards depends on market prices, and there can be no assurance that the amounts shown are the amounts that will be realized.

(2) The amounts included in column (g) reflect cash awards to the NEOs under the Company’s performance-based annual incentive programs for 2015, 2014 and 2013. Further information on awards made under the 2015 Annual Incentive Program is provided under “Compensation Discussion and Analysis—Annual Incentives” on page 30 of this proxy statement.

(3) The amounts included in column (h) reflect the actuarial increase in the present value of the NEO’s benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”) during 2015, 2014 and 2013 determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. SERP benefits were frozen effective March 31, 2012, and neither Mr. Phipps’ nor Mr. Meier participates in the SERP. For additional information on the Company’s retirement plans, see “Retirement Plans” on page 44 of this proxy statement. No NEO received preferential or above-market earnings on deferred compensation.

(4) For 2015, the amounts included in column (i) consist of the following benefits or Company contributions attributable to the following:

	Car Lease or Allowance	Tax Planning/ Return Preparation	Life Insurance Premiums	Deferred Compensation Plan and 401(k) Plan Company Match	Annual Physical/ Medical Access	Other (a)	Total
Mr. Phipps (b)	$5,025	$0	$0	$2,650	$0	$10,499	$18,174
Mr. Meier (c)	9,600	0	0	30,734	0	77,539	117,873
Ms. Davis	5,898	6,975	3,138	25,682	950	1,906	44,549
Mr. Colpo (d)	35,553	3,750	4,151	13,250	950	554,983	612,637
Ms. den Hartog	9,901	0	0	13,250	950	0	24,101
Mr. Bierman (e)	13,000	4,120	0	13,250	950	5,353	36,673

(a)	Unless otherwise provided with respect to an NEO, includes miscellaneous amenities and/or awards provided at Company sales and leadership conferences and other awards or gifts.

(b)	Mr. Phipps’ other compensation represents relocation costs paid by the Company in 2015.

(c)	Mr. Meier’s other compensation represents relocation costs paid by the Company in 2015.

(d)	Included in Mr. Colpo’s other compensation are the following amounts paid or attributed to him in connection with his temporary relocation to the United Kingdom to assist in managing our international logistics operations: $451,812 in tax equalization payments, $92,447 in housing allowance and related costs, and $10,724 in other miscellaneous costs such as travel expenses, immigration costs, etc.

(e)	Mr. Bierman’s other compensation includes $2,994 for business-related spousal travel on one occasion while he served as CEO.

(5) Mr. Phipps joined the Company as its President & Chief Executive officer effective July 1, 2015.

(6) Mr. Meier assumed the additional role of President, International effective July 1, 2015.

(7) Mr. Bierman resigned as President & Chief Executive Officer effective July 1, 2015 and remained employed in an advisory capacity through December 26, 2015.

GRANTS OF PLAN BASED AWARDS TABLE

The following table shows awards granted to the NEOs during the year ended December 31, 2015.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
P. Cody Phipps	7/1/15	—	—	—	1	29,412	58,824	—	—	—	$1,000,008
	7/1/15	—	—	—	—	—	—	29,412	—	—	1,000,008
	7/1/15	—	—	—	—	—	—	147,059	—	—	5,000,006
	N/A	$281,250	$1,125,000	$2,250,000	—	—	—	—	—	—	—

Richard A. Meier	2/5/15	—	—	—	—	—	—	7,071	—	—	$253,000
	2/5/15	—	—	—	1	10,607	21,214	—	—	—	379,518
	6/1/15	—	—	—	—	—	—	29,851	—	—	1,000,008
	N/A	$99,567	$398,269	$796,538	—	—	—	—	—	—	—

Erika T. Davis	2/5/15	—	—	—	1	6,540	13,080	—	—	—	$234,001
	2/5/15	—	—	—	—	—	—	4,360	—	—	156,001
	N/A	$64,690	$258,762	$517,524	—	—	—	—	—	—	—

Charles C. Colpo	2/5/15	—	—	—	1	6,540	13,080	—	—	—	$234,001
	2/5/15	—	—	—	—	—	—	4,360	—	—	156,001
	N/A	$55,719	$222,876	$445,751	—	—	—	—	—	—	—

Grace den Hartog	2/5/15	—	—	—	1	6,540	13,080	—	—	—	$234,001
	2/5/15	—	—	—	—	—	—	4,360	—	—	156,001
	N/A	$57,016	$228,063	$456,126	—	—	—	—	—	—	—

James L. Bierman	2/5/15	—	—	—	1	6,813	13,626	—	—	—	$243,769
	2/5/15	—	—	—	—	—	—	4,542	—	—	162,512
	N/A	$159,375	$637,500	$1,275,000	—	—	—	—	—	—	—

(1) The amounts shown in column (c) reflect the minimum payment level under the Company’s 2015 Annual Incentive Program if minimum performance conditions were met and represents 25% of the target payment level shown in column (d) which is based on meeting target performance conditions. The amount shown in column (e) is 200% of the target payment level and is based on meeting maximum performance conditions. These amounts are based upon the individual’s 2015 salary and position (125% of base salary for Mr. Phipps, 62.5% of base salary for Mr. Meier, 75% of base salary for Mr. Bierman and 50% of base salary for the other NEOs). Payouts under the 2015 Annual Incentive Program are set forth in the “Summary Compensation Table—Non-Equity Incentive Plan Compensation” on page 40 of this proxy statement.

(2) The amounts shown in column (f) reflect the minimum restricted stock award level under 2015 performance share grants if minimum performance conditions are met. The target restricted stock award level shown in column (g) is based on meeting target performance conditions and (h) is 200% of the target restricted stock award level and is based on meeting the maximum performance conditions. These restricted stock awards are based on the Company’s achievement of return on average asset and adjusted EPS goals for 2015 and 2016 as discussed on page 33 of this proxy statement and, if earned, vest on the third anniversary of the performance share grant. Dividends are not paid on performance share grants unless and until the performance conditions are satisfied, resulting in the issuance of the underlying restricted stock.

(3) The amounts shown in column (i) represent grants of restricted stock that vest one to five years from the date of grant based on the executive’s continued employment with the Company. Dividends are paid on outstanding restricted stock grants at the same rate as for all shareholders of record.

(4) No stock options were granted by the Company in 2015.

(5) The amounts shown in column (l) are the grant date fair value of each individual equity award computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes for each NEO information regarding unexercised stock options, unvested restricted stock awards and incentive plan awards outstanding as of December 31, 2015.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Name	Exercisable	Unexercisable
P. Cody Phipps	— —	— —	— —	— —	— —	147,059 29,412	$5,291,183 1,058,244	29,412 —	$1,058,244 —
Total	—	—	—	—	—	176,471	6,349,427	29,412	1,058,244
Richard A. Meier	— — — — — — —	— — — — — — —	— — — — — — —	— — — — — — —	— — — — — — —	29,851 7,071 5,956 2,692 16,420 9,852 5,301	$1,074,039 254,415 214,297 96,858 590,792 354,47 190,730	10,607 — — — — — —	$381,640 — — — — — —
Total	—	—	—	—	—	77,143	2,775,605	10,607	381,640
Erika T. Davis	— — — — —	— — — — —	— — — — —	— — — — —	— — — — —	5,309 3,760 4,839 4,360 5,182	$191,018 135,285 174,107 156,873 186,448	6,540 — — — —	$235,309 — — — —
Total	—	—	—	—	—	23,450	843,731	6,540	235,309
Charles C. Colpo	— — — —	— — — —	— — — —	— — — —	— — — —	3,267 3,127 4,360 3,775	$117,547 112,509 156,873 135,825	6,540 — — —	$235,309 — — —
Total	—	—	—	—	—	14,529	522,753	6,540	235,309
Grace R. den Hartog	— — — —	— — — —	— — — —	— — — —	— — — —	5,309 4,839 4,360 5,207	$191,018 174,107 156,873 187,348	6,540 — — —	$235,309 — — —
Total	—	—	—	—	—	19,715	709,346	6,540	235,309
James L. Bierman	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —	4,542 13,285 7,445 5,502 5,988 8,167 4,183 6,626 14,481	$163,421 477,994 267,871 197,962 215,448 293,849 150,504 238,403 521,026	6,813 — — — — — — — —	$245,132 — — — — — — — —
Total	—	—	—	—	—	70,219	2,526,480	6,813	245,132

(1) Shares of restricted stock vest either three or five years from the date of grant. Vesting dates for the shares of restricted stock listed for each officer range from January 2015 to July 2020.

(2) The market value of the restricted shares was calculated based on $35.98 per share, the closing price of the Company’s Common Stock on December 31, 2015. Dividends are paid on outstanding shares of restricted stock at the same rate as paid to all shareholders of record.

(3) The amounts in column (i) represent the number of performance shares outstanding based on the achievement of the target level of performance conditions. The market value of the performance shares was calculated based on $35.98 per share, the closing price of the Company’s Common Stock on December 31, 2015. Dividends are not paid on performance shares unless and until the underlying performance conditions are achieved.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth for each NEO information on stock option exercises and vesting of restricted stock on an aggregated basis during the year ended December 31, 2015.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
P. Cody Phipps	—	—	0	$0
Richard A. Meier	—	—	0	$0
Erika T. Davis	—	—	5,633	$190,621
Charles C. Colpo	—	—	3,717	$125,783
Grace R. den Hartog	—	—	5,633	$190,621
James L. Bierman	—	—	12,090	$415,386

(1) The value realized on exercise is computed as the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2) The value realized on vesting is computed by multiplying the number of shares vesting by the market price of the underlying shares on the vesting date.

RETIREMENT PLANS

Supplemental Executive Retirement Plan. The Company provides supplemental retirement benefits to certain officers, including Mr. Bierman, Mr. Colpo, Ms. Davis and Ms. den Hartog, under the SERP. Effective March 31, 2012, the Board of Directors amended the SERP to freeze benefit levels under the plan and participation by future executives. The SERP entitles participants who meet its age and service requirements to receive a specified percentage (60%) of the participant’s average base monthly salary plus bonus for the highest consecutive five out of the last ten years preceding March 31, 2012. The SERP benefit to which a participant is entitled is reduced by any benefit payable under Social Security, defined benefit pension plans and the benefit attributable to certain Company contributions under the Company’s 401(k) plan. The SERP provides for full benefits to participants who retire at or after the attainment of the age of 65 (or at or after the age of 62 with 20 years of service) and provides for reduced benefits to participants who retire between the ages of 55 and 64 if their age plus years of service to the Company equal at least 70. If a participant retires prior to age 65 (or prior to age 62 with 20 years of service), his or her otherwise applicable full retirement benefit is reduced by 0.333% for each month remaining from the date of retirement until the participant would reach age 65. SERP payments are made to an eligible participant until his or her death (and, following the participant’s death, will continue to be made to the participant’s beneficiary unless or until a total of 180 payments have been made under the SERP to either the participant or his or her beneficiary). Upon retirement, participants are no longer eligible to participate in the Company’s medical insurance or benefit plans (except as legally required under COBRA). In consideration for receiving benefits under the SERP, the participant must comply with a non-competition agreement during employment and for a period of five years following employment by the Company.

PENSION BENEFITS TABLE

The following table shows the actuarial present value of accumulated benefits payable to each of the NEOs as of December 31, 2015, including the number of years of service credited to each such NEO, under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Benefits under the SERP are payable as a monthly annuity.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)
P. Cody Phipps	SERP	—	—	—
Richard A. Meier	SERP	—	—	—
Erika T. Davis	SERP	23	2,401,227	0
Charles C. Colpo	SERP	34	3,505,583	0
Grace R. den Hartog	SERP	13	4,005,162	0
James L. Bierman	SERP	9	5,373,288	0

(1) Ms. Davis, Mr. Colpo, Ms. den Hartog and Mr. Bierman are the NEOs who participate in the SERP. Annual benefits payable under the SERP upon retirement at normal retirement age for the participating NEOs are: Ms. Davis, $253,312; Mr. Colpo, $316,661: Ms. den Hartog, $271,339; and Mr. Bierman, $399,319. The calculation of present value of accumulated benefit assumes a discount rate of 4.00% and was based on the RP-2014 Mortality Table, MP-2015 Projection Scale. For a discussion of the assumptions used by the Company in calculating these amounts, see note 13 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference.

(2) Mr. Bierman retired from the Company effective December 26, 2015 and is eligible for 92% of his SERP benefit. Ms. den Hartog retired from the Company effective March 1, 2016 and is eligible for 96% of her SERP benefit. Mr. Colpo currently qualifies for 72% of his SERP benefit. Ms. Davis currently does not qualify for early retirement benefits under the SERP.

Following retirement, stock options and restricted stock awards continue to vest pursuant to the terms of the respective grants if, at the discretion of the Company, the officer continues to serve the Company as a director, in a consulting capacity or by entering into a non-solicitation and confidentiality agreement for the benefit of the Company. An officer is eligible following retirement to receive a portion of any performance shares earned based on achievement of the performance conditions pro-rated for the number of months worked during the performance period. Assuming continued service to the Company, each of the NEOs would receive the following estimated benefit due to continued vesting of equity awards if he or she had been eligible to and actually retired on December 31, 2015: Mr. Phipps, $6,692,641; Mr. Meier, $2,847,654; Ms. Davis, $869,499; Mr. Colpo, $562,247; Ms. den Hartog, $734,867; and Mr. Bierman, $2,801,342 (since Mr. Bierman retired on December 26, 2015, this figure represents his actual estimated benefit as of that date). This benefit is calculated based upon the number of shares subject to continued vesting multiplied by $35.98, the closing price of the Company’s Common Stock on December 31, 2015. Performance shares were valued based upon assumed performance at the target level.

NONQUALIFIED DEFERRED COMPENSATION PLAN

The Company maintains an Executive Deferred Compensation and Retirement Plan in which members of senior management and other management-level teammates are eligible to participate. This plan permits participants to defer base salary (up to 75%) and cash bonus (up to 100%) paid during a year for which a deferral election is made. This plan provides for similar investment options as under our 401(k) plan. The Company matches a total of up to 5% of combined 401(k) plan and deferred compensation plan contributions, provided that the participant has first maximized permitted contributions under the 401(k) plan. The following table sets forth information regarding contributions to, earnings on and total balances in the Executive Deferred Compensation plan for the NEOs in 2015.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
P. Cody Phipps	$—	$—	$—	—	$—
Richard A. Meier	42,325	17,484	(962)	—	91,240
Erika T. Davis	51,364	12,432	3,183	—	114,937
Charles C. Colpo	—	—	—	—	—
Grace R. den Hartog	0	0	(2,360)	—	335,269
James L. Bierman	0	0	(423)	—	30,292

(1) Executive contributions included in “Salary” for 2015 in the Summary Compensation Table.

(2) Company contributions included in “All Other Compensation” for 2015 in the Summary Compensation Table.

(3) Deferred amounts earned returns based on the performance of the funds into which they were invested, which consist of the same funds available to the participants under our 401(k) plan (other than the Company stock fund).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects the estimated potential compensation payable to each of the NEOs under the Company’s compensation and benefit plans and arrangements in the event of termination of such executive’s employment under various scenarios, including voluntary termination without cause, voluntary termination or involuntary termination with cause, termination following a change in control and termination due to disability or death. Benefits payable to the NEOs upon retirement are described under “Retirement Plans” beginning on page 44 of this proxy statement. The amounts shown are estimates of the amounts that would be paid out to the executives upon termination of their employment assuming that such termination was effective December 31, 2015.

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Total Termination Benefits ($)
P. Cody Phipps (1)
• Involuntary Termination Without Cause (2)	$1,350,000	$—	$44,168	$1,412,965	$2,807,133
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	2,691,000	—	28,891	8,889,204	11,609,096
• Disability (4)	4,615,000	—	—	1,756,179	6,371,179
• Death (4)	—	—	—	7,407,670	7,407,670
Richard A. Meier (1)
• Involuntary Termination Without Cause (2)	$1,128,922	$—	$39,536	$1,388,302	$2,556,760
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	2,250,317	—	45,715	3,816,974	6,113,006
• Disability (4)	2,281,740	—	—	1,651,081	3,932,821
• Death (4)	—	—	—	3,180,812	3,180,812
Erika T. Davis (1)
• Involuntary Termination Without Cause (2)	$801,530	$—	$22,534	$408,429	$1,232,492
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,597,715	—	23,045	1,322,524	2,943,284
• Disability (4)	2,590,184	—	—	620,645	3,210,829
• Death (4)	—	—	—	1,102,103	1,102,103
Charles C. Colpo (1)
• Involuntary Termination Without Cause (2)	$690,371	$—	$74,700	$232,599	$997,670
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,376,139	256,512	92,600	929,838	2,655,089
• Disability (4)	1,033,004	—	—	407,917	1,440,921
• Death (4)	—	—	—	774,865	774,865

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Total Termination Benefits ($)
Grace R. den Hartog (1)
• Involuntary Termination Without Cause (2)	$706,439	$—	$14,649	$343,042	$1,064,130
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,408,168	119,075	12,532	1,161,391	2,701,167
• Disability (4)	242,095	—	—	555,911	798,006
• Death (4)	—	—	—	967,826	967,826
James L. Bierman (7)	—	—	—	—	—

(1) The amounts shown in the table do not include accrued salary and vacation payable through the date of the executive’s employment termination or the distribution of any balances under the Executive Deferred Compensation Plan or the Company’s 401(k) plan.

(2) See the discussion of the Company’s severance policy below for information on benefits payable to the NEOs upon involuntary termination without cause. The calculation of cash severance is based on 1.5 multiplied by the sum of the NEO’s base annual salary and the lower of average bonus paid or target bonus for the three calendar years prior to the date of employment termination.

(3) See the discussion of the Company’s change in control agreements on page 49 for information on benefits payable to the NEOs upon a change in control. The calculation of cash severance is based on a lump sum payment of 2.99 multiplied by the sum of annual salary plus the average of the last three years’ actual bonuses paid.

(4) A termination of employment due to death or disability entitles the NEOs to benefits under the Company’s life insurance or disability plan, as applicable, available to salaried teammates generally. In addition and also as applicable to salaried employees generally who receive grants of stock options and restricted stock, upon termination of employment due to death, all stock options and shares of restricted stock immediately vest; and, upon termination of employment due to disability, unvested stock options are forfeited and shares of restricted stock vest on a pro rata basis. In addition, upon death, officers are entitled to receive performance shares that are actually earned based on achievement of performance conditions and, upon disability, a pro rata portion of any such shares earned relative to time worked during the performance period.

(5) If a participant’s employment is terminated without cause or the participant resigns for good reason following a change in control, the SERP provides for a pro-rated benefit based on credited years of service relative to years of service remaining to the participant’s earliest retirement eligibility date, which amount is reduced by 4% for each year that the participant is under age 65. The amounts in this column show the present value of any additional benefit to the participant relative to the present value of accumulated benefits shown in the “Pension Benefits Table” on page 45.

(6) The amounts in this column represent the estimated benefit to the NEO due to accelerated vesting of equity awards and are calculated based on the number of shares subject to accelerated vesting multiplied by $35.98, the closing price of the Company’s Common Stock on December 31, 2015. Any performance shares that vest are valued based upon assumed performance at the target level.

(7) Mr. Bierman retired from the Company effective December 26, 2015. Benefits to him in connection with his retirement are described in “Retirement Plans” on page 44 and “Pension Benefits Table” on page 45 of this proxy statement. In connection with Mr. Bierman’s retirement, he signed a post-retirement non-solicitation and non-competition agreement which allows his shares of restricted stock to continue vesting according to their normal schedule. In addition, outstanding performance shares will continue to be earned to the extent underlying performance metrics are met.

Severance Policy. The Company has an officer severance policy that applies to corporate officers who are involuntarily terminated without cause (or who resign at the request of the Company) and that was designed to provide consistent and fair treatment of these departing officers. Receipt of payments under the severance policy is also conditioned upon the officer’s agreement to certain non-competition and non-solicitation restrictive covenants for the term of the severance period and a general release of claims against the Company. The Company provides for the following under its officer severance policy:

Officer Position	Severance Amount	Severance Period	Other Benefits
CEO President Chief Operating Officer Executive Vice President Senior Vice President	1.5 x the sum of: • Base Salary • The lower of average Bonus paid or Target Bonus for the three calendar years prior to date of employment termination	18 months	Continuation of Medical/Dental/Vision Benefits during severance period Up to six months of outplacement services Tax preparation and financial counseling services during severance period
Vice President	1.0 x the sum of: • Base Salary • The lower of average Bonus paid or Target Bonus for the three calendar years prior to date of employment termination	12 months	Continuation of Medical/Dental/Vision Benefits during severance period Up to six months of outplacement services

The severance policy does not address the disposition of outstanding stock options or stock awards upon involuntary termination without cause, which event is addressed under the applicable equity award agreement. In general, upon an involuntary termination without cause (or resignation at the request of the Company), (i) an officer’s unvested stock options are forfeited and the vested stock options must be exercised within a period of one year from the date of employment termination, and (ii) a pro rata portion of the officer’s restricted stock awards and earned performance share awards (as applicable) vests at the date of employment termination based on the number of months worked during the applicable vesting and/or performance period.

Change in Control Agreements. The Company has entered into CIC Agreements with the NEOs, the purpose of which is to encourage key management personnel to remain with the Company and to avoid distractions resulting from potential or actual changes in control of the Company.

The CIC Agreements provide for the payment of a severance benefit if the officer’s employment with the Company is terminated within 24 months after a change in control unless such termination is (i) due to death or disability, (ii) by the Company for cause or (iii) by the officer other than in specified circumstances constituting good reason.

Termination of employment by the Company is for cause if it is because of the executive officer’s (i) willful and continued failure to substantially perform his or her duties (other than due to incapacity, illness, etc.) or (ii) engaging in conduct demonstrably and materially injurious to the Company. Termination of employment by the executive officer is for good reason if it is because of (i) a material diminution in authority, duties or responsibilities; (ii) a material reduction in annual base salary, bonus opportunity or benefits; (iii) a relocation of place of employment by more than 35 miles or substantial increase in travel obligations; (iv) a failure to pay compensation due to the executive officer; or (v) certain other reasons defined in the plan.

A change in control is generally deemed to have occurred under the agreements:

(i)	if any person acquires 30% or more of the Company’s voting securities (other than the Company or its affiliates);

(ii)	if the Company’s directors as of the beginning or renewal date of the CIC Agreement (the “Incumbent Board”) cease to constitute a majority of the Board (unless the members’ nominations or elections were approved by a majority of the Incumbent Board);

(iii)	upon the approval by shareholders of a merger or consolidation of the Company (or any subsidiary) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the voting power of the securities of the Company (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company’s then-outstanding securities; or

(iv)	upon the approval by shareholders of a plan of liquidation or sale of substantially all of the Company’s assets.

The Company’s change in control agreements with its officers do not provide for or otherwise permit excise tax gross-up payments.

For the NEOs, the severance benefit includes the following:

(i)	a lump sum payment equal to 2.99 times the sum of the officer’s annual base salary as of the date of termination or change in control (whichever is greater) plus average bonus for the three years preceding the date of termination or change in control (whichever is greater);

(ii)	a lump sum amount representing a pro rata portion of any incentive compensation earned by the executive through the date of termination, assuming achievement of performance goals at the target level;

(iii)	an amount equal to additional premiums for continued medical benefits under COBRA for two years and additional premiums for individual life insurance policies for two years (for officers receiving Company-provided life insurance); and

(iv)	all shares of restricted stock granted to the executive officer vest, all stock options vest and become immediately exercisable and all performance shares are awarded at the target level and become vested.

The foregoing severance benefit is reduced by the amount of any benefits payable under any other severance plan or arrangement of the Company.

In consideration for any benefits paid, the change in control agreements impose certain non-competition and non-solicitation restrictive covenants on the officers for a period of 12 months following employment termination and prohibit the disclosure and use of confidential Company information. Each agreement continues in effect through December 31, 2016. Each of Mr. Bierman’s and Ms. den Hartog’s CIC Agreements terminated upon their retirement from the Company.

PROPOSAL 3: ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Shareholders have the opportunity to cast an advisory vote on the compensation of our NEOs as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our 2015 executive compensation programs and policies and the compensation paid to our NEOs. Although the vote is non-binding, we value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions. At the Company’s 2011 annual meeting, the majority of our shareholders voted to advise us to include a say-on-pay proposal every year, and the Board of Directors determined that the Company will hold an advisory shareholder vote on executive compensation every year. This non-binding advisory vote on the frequency of say-on-pay proposals must be held at least once every six years but we included it as Proposal 4 below as a matter for consideration at the 2016 Annual Meeting.

As more fully discussed in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 21, the Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for our success in the intensely competitive global healthcare supply services industry. We seek to accomplish this goal in a manner that rewards performance, is aligned with long-term shareholder interests and is consistent with sound compensation governance principles. The Compensation & Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in implementing our compensation philosophy and in achieving our long-term goals and that the compensation of our NEOs in 2015 reflects and supports these compensation policies and procedures and reflects our foundational pay for performance principles.

Accordingly, the Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.”

The Board of Directors recommends a vote FOR the foregoing resolution approving, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

As described in Proposal 3 above, the shareholders of Owens & Minor are being provided the opportunity to cast an advisory vote on our executive compensation program or a “say on pay” vote. This Proposal 4 provides shareholders the opportunity to cast an advisory vote on how often the Company should include a “say on pay” vote in its proxy materials for future shareholder meetings. This proposal is commonly referred to as a “frequency” or “say-when-on-pay” vote. Shareholders initially provided an advisory vote on “say-when-on-pay” in 2011, and we are required to allow shareholders to re-consider this frequency vote at least every six years. The Board of Directors determined to include the advisory vote on frequency as a proposal item at the 2016 Annual Meeting rather than waiting the full six years. Under this Proposal 4, shareholders may vote to have the “say on pay” vote every year, every two years or every three years. Although the vote is non-binding, we value your opinions and will consider the outcome of the vote in determining how frequently the Company conducts an advisory shareholder vote on its executive compensation.

In 2011, the Board of Directors recommended that the advisory “say on pay” vote be submitted for shareholder approval every year, and we recommend the continuance of an annual “say on pay” advisory vote. The Company believes that the “say on pay” advisory vote should be conducted every year (rather than every two or three years) so that shareholders may express their views on our executive compensation programs on an annual basis and, accordingly, provide us with continuing and timely feedback for consideration in making annual compensation decisions.

The Board of Directors unanimously recommends a vote to conduct an advisory vote on executive compensation “every year”.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company has not adopted written procedures for review of, or standards for approval of, related person transactions (as defined in Item 404 of Regulation S-K), but instead reviews these transactions on a case-by-case basis.

The Company employs the son of Mr. Smith, Executive Chairman of the Company, as General Manager of our Seattle-area distribution center. For 2015, Mr. Smith’s son received salary and equity compensation totaling $215,092.

SHAREHOLDER PROPOSALS

Under regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2017 Annual Meeting of Shareholders must present such proposal to our Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than November 23, 2016, in order for the proposal to be considered for inclusion in the Company’s proxy statement. All shareholder proposals and director nominations must be submitted in accordance with and contain the information required by our Bylaws, which are available as described under “Corporate Governance—Corporate Governance Materials” on page 3 of this proxy statement. The Company will determine whether to include properly submitted proposals in the proxy statement in accordance with the SEC’s regulations governing the solicitation of proxies.

Our Bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election as directors only at an annual meeting and if written notice of such shareholder’s intent to make such nomination or nominations has been given to our Corporate Secretary not later than 120 days before the anniversary of the date of the Company’s immediately preceding annual meeting. The Corporate Secretary must receive written notice of a shareholder nomination to be acted upon at the 2016 Annual Meeting not later than the close of business on January 6, 2017. The shareholder’s notice must include the information required by our Bylaws, including but not limited to:

•	the name and address of record of the shareholder intending to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the director candidate;

•	the class and number of shares of Common Stock that are owned by such shareholder and such beneficial owners;

•

a description of all arrangements, understandings or relationships between such shareholder and each director nominee and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by such shareholder;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of the Company;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing;

•	a representation that the shareholder will notify the Company in writing of any changes to certain information provided above (as further specified in the Bylaws);

•

such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the written consent of the nominee to serve as a director if elected.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain the information required by our Bylaws, including but not limited to:

•	the information described above with respect to the shareholder proposing such business;

•

a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of such shareholder and such beneficial owner in such business.

The requirements found in our Bylaws are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement under the proxy rules.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

March 23, 2016

BY ORDER OF THE BOARD OF DIRECTORS

NICHOLAS J. PACE
Senior Vice President, General Counsel & Corporate Secretary

Appendix A

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND

PROCEDURES FOR SERVICES BY INDEPENDENT

AUDITORS

Services subject to Audit Committee Approval

(1)	General. The Audit Committee must approve in advance all audit and non-audit services provided by the Company’s independent auditors to ensure the services do not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre- approved cost levels will require specific pre-approval by the Audit Committee.

(2)	Prohibited Services. The Company may not engage its independent auditors to perform any services as may, from time to time, be prohibited by the rules and regulations of the Securities and Exchange Commission, any securities exchange on which the Company’s securities are traded or listed, the Public Company Accounting Oversight Board, or any other regulatory bodies. Prohibited services include, but may not be limited to, bookkeeping, financial information systems design and implementation, appraisals or valuations (other than tax), fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, management functions, human resources, broker-dealer, investment adviser, or investment banking services, legal services and expert services unrelated to the audit.

(3)	Audit Services. The Audit Committee shall pre-approve the annual audit services engagement terms and fees and, as necessary, any change in terms, conditions and fees resulting from change in audit scope, Company structure or other matters.

(4)	Audit-Related Services. The Audit Committee shall pre-approve each year certain audit-related services that may be performed by the independent auditors up to the pre-approved fee levels. Audit- related services are services that are reasonably related to the performance of the audit of the Company’s financial statements but that do not impair the auditor’s independence and may include, but are not necessarily limited to, the following:

(a)	audits of employee benefit plans;

(b)	consultation on accounting matters, including reviews of significant contracts;

(c)	assistance with inquiries from the Securities and Exchange Commission and other regulatory bodies;

(d)	assistance with debt, equity and other financing transactions, including issuing comfort letters; and

(e)	accounting and auditing assistance in connection with merger and acquisition activity.

(5)	Tax and Other Services. The Audit Committee may pre-approve the provision by the independent auditor to the Company of certain tax services that do not impair the independence of the auditor, such as tax compliance, tax planning and tax advice. The Audit Committee will not permit engagement of the independent auditor in connection with a transaction whose sole purpose is tax avoidance, to perform services under contingent fee arrangements or for services prohibited as set forth in Section (2) above. In addition, the Audit Committee may pre-approve other non-audit services that it believes would not impair the independence of the auditor and that are not prohibited as set forth in Section (2) above.

Approval Process

(1)	On an annual basis, the Audit Committee will pre-approve engagement of the independent auditors for audit services and applicable non-audit services.

A-1

(2)	On an annual basis, the Audit Committee will pre-approve a total annual dollar budget for audit-related services and may approve a total annual dollar budget for tax and/or other specified services.

(3)	The Audit Committee shall be required to pre-approve from time to time, as required, any services or additional budget amounts needed for services beyond what was originally pre-approved by the committee pursuant to Section (1) or (2) above.

(4)	The pre-approval requirement herein may be waived with respect to non-audit services under the following circumstances:

(a)	the aggregate amount of such services constitutes no more than five percent of the total amount of revenues paid by the Company to the independent auditor during the fiscal year in which the services are provided;

(b)	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

(c)	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or the chairman of the Audit Committee (to whom authority to grant such approvals is hereby expressly delegated).

(5)	The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decision to the Audit Committee at its next scheduled meeting.

A-2

Directions to

Owens & Minor, Inc. Annual Meeting of Shareholders

Friday, May 6, 2016 — 9:00 a.m.

at

Owens & Minor, Inc. Corporate Headquarters

9120 Lockwood Blvd.

Mechanicsville, Virginia 23116

From Washington, D.C., follow I-95 South to I-295 South via Exit 84A and take Exit 41A/US-301.

From Petersburg, follow I-95 North to I-295 North via Exit 46 and take Exit 41A/US-301.

From Charlottesville, follow I-64 East to I-295 South via Exit 177 and take Exit 41A/US-301.

From Norfolk, follow I-64 West to I-295 North and take Exit 41A/US-301.

From the Airport, departing from the airport, bear right at Airport Drive. Continue on Airport Drive (passing the entrance to I-64) to the I-295 ramp heading toward Charlottesville. Merge onto I-295 North and travel about 10 miles. Take Exit 41A/US-301.

From ALL directions, travel North on US-301 to the first light. Turn right onto Lockwood Boulevard.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, May 5, 2016.

Vote by Internet • Go to www.envisionreports.com/OMI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and every “1 Year” on Proposal 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Stuart M. Essig	☐	☐	☐	02 - John W. Gerdelman	☐	☐	☐	03 - Lemuel E. Lewis	☐	☐	☐
04 - Martha H. Marsh	☐	☐	☐	05 - Eddie N. Moore, Jr.	☐	☐	☐	06 - P. Cody Phipps	☐	☐	☐
07 - James E. Rogers	☐	☐	☐	08 - David S. Simmons	☐	☐	☐	09 - Robert C. Sledd	☐	☐	☐
10 - Craig R. Smith	☐	☐	☐	11 - Anne Marie Whittemore	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Vote to ratify KPMG LLP as the Company’s independent public accounting firm for 2016.	☐	☐	☐	3. Advisory vote on executive compensation.	☐	☐	☐
The Board of Directors recommends a vote for Shareholder approval every 1 year.
	1 year	2 years	3 years	Abstain
4. Advisory vote on the frequency of a shareholder vote on executive compensation.	☐	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Important notice regarding the Internet availability of proxy materials for the Owens & Minor, Inc. 2016 Annual Meeting of Shareholders. The 2016 Proxy Statement and the 2015 Annual Report/Form 10-K to Shareholders are available at: www.envisionreports.com/OMI

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — Owens & Minor, Inc.

ANNUAL MEETING OF SHAREHOLDERS – MAY 6, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Stuart M. Essig, John W. Gerdelman, and Anne Marie Whittemore, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Owens & Minor, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held May 6, 2016, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and every “1 Year” on Proposal 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Stuart M. Essig	☐	☐	☐	02 - John W. Gerdelman	☐	☐	☐	03 - Lemuel E. Lewis	☐	☐	☐
04 - Martha H. Marsh	☐	☐	☐	05 - Eddie N. Moore, Jr.	☐	☐	☐	06 - P. Cody Phipps	☐	☐	☐
07 - James E. Rogers	☐	☐	☐	08 - David S. Simmons	☐	☐	☐	09 - Robert C. Sledd	☐	☐	☐
10 - Craig R. Smith	☐	☐	☐	11 - Anne Marie Whittemore	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Vote to ratify KPMG LLP as the Company’s independent public accounting firm for 2016.	☐	☐	☐	3. Advisory vote on executive compensation.	☐	☐	☐
The Board of Directors recommends a vote for Shareholder approval every 1 year.
	1 year	2 years	3 years	Abstain
4. Advisory vote on the frequency of a shareholder vote on executive compensation.	☐	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important notice regarding the Internet availability of proxy materials for the Owens & Minor, Inc. 2016 Annual Meeting of Shareholders. The 2016 Proxy Statement and the 2015 Annual Report/Form 10-K to Shareholders are available at: www.edocumentview.com/OMI

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Owens & Minor, Inc.

ANNUAL MEETING OF SHAREHOLDERS – MAY 6, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Stuart M. Essig, John W. Gerdelman, and Anne Marie Whittemore, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Owens & Minor, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held May 6, 2016, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

(Continued and to be marked, dated and signed, on the other side)